Exhibit 10.2

EXECUTION COPY

$375,000,000

CREDIT AGREEMENT

Dated as of May 3, 2006

Among

NPC INTERNATIONAL, INC.,
as Borrower,

NPC ACQUISITION HOLDINGS, LLC
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and Issuing Bank,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent,

BANK OF AMERICA, N.A.
and,
SUNTRUST BANK
as Co-Documentation Agents

and

THE LENDERS SIGNATORY HERETO

J.P. MORGAN SECURITIES INC.
and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

i

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	-	List of Percentage Shares, Maximum Revolving Credit Amounts and Term Loans

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment Agreement
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Intercompany Note
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Form of Landlord Consent Agreement
Exhibit G	-	Form of Mortgage
Exhibit H-1	-	Form of Perfection Certificate
Exhibit H-2	-	Form of Perfection Certificate Supplement
Exhibit I-1	-	Form of Revolving Credit Note
Exhibit I-2	-	Form of Term Note
Exhibit I-3	-	Form of Swingline Note
Exhibit J	-	Form of Security Agreement
Exhibit K	-	List of Security Instruments
Exhibit L	-	Form of Borrowing, Continuation and Conversion Request
Exhibit M	-	Form of Legal Opinions
Exhibit N	-	Form of Solvency Certificate
Exhibit O	-	Form of Exemption Certificate

Schedule 1.01(a)		-	Debt to Be Refinanced
Schedule 1.01(b)		-	Existing Letters of Credit
Schedule 1.01(c)		-	Certain Liens
Schedule 3.01(b)		-	Amortization of Term Loans
Schedule 6.01(l)		-	Local Counsel
Schedule 7.02		-	Liabilities
Schedule 7.03		-	Litigation
Schedule 7.10		-	Titles, etc.
Schedule 7.16		-	Environmental Matters
Schedule 7.18		-	Insurance
Schedule 7.20		-	Material Agreements
Schedule 7.23		-	Stockholders of Holdings
Schedule 9.01		-	Debt
Schedule 9.02		-	Liens
Schedule 9.03		-	Investments, Loans and Advances

THIS CREDIT AGREEMENT dated as of May 3, 2006 is among NPC INTERNATIONAL, INC., a corporation formed under the laws of the State of Kansas (the “Borrower”); NPC ACQUISITION HOLDINGS, LLC, a limited liability company formed under the laws of the State of Delaware (“Holdings”); the other Guarantors party hereto; each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as syndication agent (in such capacity, together with its successors, the “Syndication Agent”); BANK OF AMERICA, N.A. and SUNTRUST BANK, as co-documentation agents (in such capacity, together with their successors, the “Documentation Agents”); and JPMORGAN CHASE BANK, N.A. (in its individual capacity, “JPMC”), as administrative agent (in such capacity, together with its successors, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors, the “Collateral Agent”) for the Secured Parties.

R E C I T A L S

WHEREAS, Holdings has entered into a stock purchase agreement, dated as of March 3, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with O. Gene Bicknell, the Borrower and the stockholders of the Borrower to acquire (potentially through Intermediate Holdco) the Borrower (collectively, with the acquisition by Holdings, Intermediate Holdco and/or the Borrower on the Closing Date of all Capital Securities of Hawk-Eye Pizza, LLC, a Kansas limited liability company, the “Acquisition”).

WHEREAS, the Refinancing, the Acquisition, the issuance of the Senior Subordinated Notes and the Equity Financing shall be consummated simultaneously herewith.

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in the aggregate principal amount of $300.0 million, and (b) Revolving Credit Loans at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not in excess of $75.0 million, no more than $5.0 million of which may be drawn on the Closing Date.

WHEREAS, the Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not in excess of $15.0 million.

WHEREAS, the Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $30.0 million, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 7.07.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01                                Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acquired Fee-Owned Restaurant” shall mean a Restaurant acquired after the Closing Date by the Borrower or any of its Subsidiaries if (i) immediately prior to the consummation of such acquisition the owner of such Restaurant owns in fee the Restaurant Location with respect thereto and (ii) such Restaurant Location is acquired in such acquisition by the Borrower or any of its Subsidiaries.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries to or for the account of the applicable seller in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Securities or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all exhibits, schedules and attachments thereto.

“Act” shall have the meaning assigned to such term in Section 12.16.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly Controlled by, Controlling or under common control with such first Person (excluding any trustee under or any committee with responsibility for administering any Plan), (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) such corporation or other Person.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Aggregate Commitments” at any time shall equal the sum of the Aggregate Maximum Revolving Credit Amounts and the Aggregate Term Commitments.

“Aggregate Maximum Revolving Credit Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts of the Revolving Credit Lenders. As of the Closing Date, the Aggregate Maximum Revolving Credit Amounts equal $75.0 million.

“Aggregate Term Commitments” at any time shall equal the sum of the Term Commitments of the Term Lenders.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, on any day and with respect to (i) any LIBOR Rate Term Loan, 1.75%, (ii) any Base Rate Term Loan, 0.75% and (iii) any Revolving Credit Loan and Swingline Loan (which shall only be Base Rate Loans), the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio as of the end of the most recent Test Period:

Leverage Ratio	Base Rate Loans	LIBOR Loans

>4.75:1.00	1.25%	2.25%
>3.50:1.00 and < 4.75:1.00	1.00%	2.00%
< 3.50:1.00	0.75%	1.75%

The Applicable Margin shall be established as of each date of delivery to the Administrative Agent of the financial statements and certificates required by Section 8.01(a) or (b) and Section 8.01(c).

Each change in the Applicable Margin resulting from a change in (or an initial calculation of) the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 8.01(a) or (b) and Section 8.01(c), respectively, indicating such change (or calculation) until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change; provided, however, if the Borrower shall fail to deliver any required financial statements or certificates within the time period required by such Sections or if an Event of Default under Section 10.01(a) has occurred and is continuing, the Applicable Margin shall be the highest percentage amount stated for each Type of Revolving Credit Loan as set forth in the above table from the date such item was required to be delivered or such Event of Default occurred, as the case may be, until the appropriate financial statements and certificates are so delivered or until such Event of Default ceases to be continuing, as the case may be. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the date on which the items required to be delivered pursuant to Sections 8.01(b) and (c) with respect to the second Fiscal Quarter commenced after the Closing Date are delivered, the Applicable Margin shall be (a) 1.25% for Base Rate Loans and (b) 2.25% for LIBOR Loans.

“Approved Fund” shall have the meaning assigned to such term in Section 12.06.

“Arrangers” shall mean the Joint Lead Arrangers named on the cover page hereof.

“Asset Sale” shall mean (a) any sale, transfer, lease or other disposition of any Property of Holdings or any Subsidiary, except (x) any transaction permitted by Section 9.03 and (y) a sale, transfer, lease or other disposition of (i) cash, (ii) Cash Equivalents, (iii) inventories or trade fixtures in the ordinary course of business or accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (which ordinary course shall specifically not include a receivables financing or securitization facility), (iv) any Property by Holdings to a Wholly-Owned Subsidiary or by a Wholly-Owned Subsidiary to Holdings or another Wholly-Owned Subsidiary, or (v) any property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event and (b) any issuance or sale of any Capital Securities of any Subsidiary of Holdings, in each case, to any Person other than (i) the Borrower, (ii) any Wholly-Owned Subsidiary or (iii) other than for purposes of Section 9.16, any other Subsidiary.

“Assignee” shall have the meaning assigned such term in Section 12.06(b).

“Assignment Agreement” shall mean an assignment agreement, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” shall have the meaning assigned such term in Section 2.03(c).

“Available Amount” shall mean, for any date, (a) an amount not less than zero, determined on a cumulative basis, equal to the Available Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such time and for which Excess Cash Flow has been applied as a mandatory prepayment of the Loans in accordance with Section 2.08(f) plus (b) the cumulative amount of Equity Proceeds, but only in the case of each of clauses (a) and (b) to the extent such amount has not been previously applied to (i) make an Investment in accordance with Section 9.03(l), (ii) make, in whole or in part, a Capital Expenditure pursuant to Section 9.14, (iii) pay, in whole or in part, Acquisition Consideration for a Permitted Acquisition or (iv) make a Restricted Payment pursuant to Section 9.04(g). For purposes of this definition “Available Percentage” shall mean, for any Excess Cash Flow Period, (x) if the Leverage Ratio as of the end of the Test Period ending corresponding with the end of such Excess Cash Flow Period is greater than or equal to 4.50:1.00, 25%, (y) if the Leverage Ratio as of the end of such Test Period is greater than or equal to 3.50:1.00 but less than 4:50:1.00, 50%, and (z) if the Leverage Ratio as of the end of such Test Period is less than 3.50:1.00, 75%.

“Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

“Base Rate Revolving Credit Loans” shall mean Base Rate Loans that are Revolving Credit Loans.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person or the managing member of such Person, as applicable, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in Houston, Texas or New York, New York and, if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures Expansion Amount” shall mean, for any test period in which Total Capital Expenditures are measured, $35,000 multiplied by the number of Restaurant Locations acquired or built during such test period.

“Capital Security” shall mean (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities or other evidence of Debt) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (i) hereof.

“Capitalized Lease Obligation” shall mean any rental obligation which, under GAAP, would be required to be capitalized on the books of the Borrower or any of its Subsidiaries, taken at the amount thereof accounted for as indebtedness in accordance with such principles; provided that in the event of a change of GAAP rental obligations not classified as Capitalized Lease Obligations prior to such change shall not be reclassified as Capitalized Lease Obligations solely by reason of such change and in the event of a change in the auditors of the Borrower up to $10.0 million of rental obligations not classified as Capitalized Lease Obligations prior to such change that are reclassified shall not be counted as Capitalized Lease Obligations for purposes of this Agreement.

“Cash Equivalents” shall mean:

(i)                                     direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, maturing within one year from the date of creation thereof,

(ii)                                  commercial paper and loan participations maturing within 270 days from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.,

(iii)                               deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100.0 million (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, or deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any bank or trust company which is organized under the laws of the United States or any state thereof, and has assets of at least $1.0 billion or the equivalent thereof,

(iv)                              repurchase obligations with a term of less than 90 days for underlying securities of the type described in clause (i) entered into with commercial banks or trust companies meeting the qualifications specified in clause (iii), and

(v)                                 deposits in money market funds investing over 90% of their assets in investments described in clause (i), (ii) or (iii).

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash by the Borrower and its Subsidiaries, clause (f)

of the definition of “Consolidated Interest Expense” and (c) gross interest income of the Borrower and its Consolidated Subsidiaries for such period.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Governmental Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall have the meaning assigned to such term in the definition of “Environmental Laws.”

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule, or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

A “Change of Control” shall be deemed to have occurred if:

(a)                                  the Borrower at any time ceases to own, beneficially and of record, 100% of the Capital Securities of NPC Management, or Holdings ceases to own, beneficially and of record, 100% of the Capital Securities of the Borrower (it being understood that Intermediate Holdco owning of record 100% of the Capital Securities of the Borrower for a period of up to 20 days after the Closing Date shall not be deemed a violation of this clause);

(b)                                 at any time a “change of control” or similar event occurs under any Material Indebtedness;

(c)                                  at any time prior to the consummation of an IPO, the Permitted Holders (collectively) cease to have the power, directly or indirectly, to vote or direct the voting of the Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the members of the Board of Directors of Holdings or of the sole managing member of Holdings, or a Permitted Holder serves as the sole managing member of Holdings, or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of the Capital Securities of Holdings equal to an amount more than fifty percent (50%) of the amount of the Capital Securities of Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the block of Voting Stock of Holdings held by any Person, or related group for purposes of Section 13(d) of the Exchange Act, having the largest aggregate voting power; or

(d)                                 (i) the Permitted Holders (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, (ii) the Permitted Holders cease to own Capital Securities representing more than 35% of the total economic interests of the Capital Securities of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings, and the Permitted Holders (collectively) cease to have the power, directly or indirectly, to vote or direct the voting of the Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings; or

(e)                                  upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Capital Securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Class,” when used in reference to any Loan, refers to whether such Loan is a Revolving Credit Loan, Term Loan (or Incremental Term Loan of a new tranche) or Swingline Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment (or Incremental Term Commitment of a new tranche) or Swingline Commitment, in each case, under this Agreement.

“Closing Date” shall mean May 3, 2006.

“Closing Date Financial Statements” shall have the meaning assigned to such term in Section 7.02(a).

“Closing Date Intercompany Note” shall mean the intercompany note issued on the Closing Date by Intermediate Holdco to the Borrower evidencing intercompany debt the proceeds of which shall be used, together with the proceeds of the Equity Financing, to consummate the Acquisition.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, as amended from time to time, and any successor statute.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Instrument.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean for any Lender, its Revolving Credit Commitment and/or Term Commitment, as applicable, and for the Swingline Lender, its Swingline Commitment.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Debt” shall mean, without duplication, all Debt, excluding any liabilities, obligations and guarantees if owed or guaranteed by a Subsidiary to the Borrower, or another Subsidiary of the Borrower, or by the Borrower to a Subsidiary.

“Consolidated Debt for Borrowed Money” shall mean, without duplication, all Debt for Borrowed Money, excluding any liabilities, obligations and guarantees if owed or guaranteed by a Subsidiary to the Borrower, or another Subsidiary of the Borrower, or by the Borrower to a Subsidiary.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Governmental Requirements applicable to such Subsidiary or its equityholders):

(a)                                  Consolidated Interest Expense for such period,

(b)                                 Consolidated Amortization Expense for such period,

(c)                                  Consolidated Depreciation Expense for such period,

(d)                                 Consolidated Tax Expense for such period,

(e)                                  Pre-Opening Expenses,

(f)                                    the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period (including without limitation non-cash expenses relating to the payment of employee and director compensation), and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business and amortization of cash received and recorded of deferral revenues) for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall (i) be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period and (ii) without duplication of clause (i) include (or exclude) Consolidated EBITDA attributable to acquired (or disposed of) Restaurants prior to the date of such acquisition (or disposition) and during the applicable Test Period adjusted for tangible operational changes achievable within one year after the consummation of the acquisition (or disposition) due to field expense differentials, royalty payments to be made to Pizza Hut, Inc., contractual rent payments on real estate and equipment and general and administrative cost differences, payments in respect of supply contracts and insurance policies, all as certified by the President or Chief Financial Officer of the Borrower, together with appropriate documentation supporting the reasonableness of any such adjustments.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA plus Rent Expense (to the extent deducted in the determination of Consolidated Net Income for such Test Period) for such Test Period to (y) Consolidated Interest Expense plus Rent Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP plus, without duplication:

(a)                                  imputed interest on Capitalized Lease Obligations of the Borrower and its Subsidiaries for such period;

(b)                                 commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)                                  cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or a

Wholly-Owned Subsidiary) in connection with Debt incurred by such plan or trust for such period;

(d)                                 all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period;

(e)                                  the interest portion of any deferred payment obligations of the Borrower or any of its Subsidiaries for such period;

(f)                                    all interest on any Debt of the Borrower or any of its Subsidiaries of the type described in clause (vi), (vii) or (viii) of the definition of “Debt” for such period;

provided that (a) debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall (i) be calculated on a Pro Forma Basis to give effect to any Debt incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period and (ii) without duplication of clause (i), include (or exclude) Consolidated Interest Expense attributable to acquired (or disposed of) Restaurants prior to the date of such acquisition (or disposition) and during the applicable Test Period.

“Consolidated Net Income” shall mean for any period the net income or loss of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP, adjusted by (a) subtracting therefrom, without duplication, to the extent included in calculating such consolidated net income or loss, (i) net earnings or losses attributable to minority interests in Subsidiaries; (ii) extraordinary gains or losses, together with any related provision for taxes on any such gain (or the tax effect of any such loss); (iii) net earnings or losses of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest unless such net earnings shall have been received by the Borrower or, subject to clause (v), any of its Subsidiaries in the form of cash distributions; (v) any portion of net earnings of any Subsidiary of the Borrower which for any reason is unavailable for distribution to the Borrower; (vi) any reversal of any contingency reserve to the extent such contingency reserve was established prior to the Closing Date; (vii) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Borrower or any of its Subsidiaries; and (viii) unrealized gains and losses with respect to Hedging Obligations for such period, and (b) adding thereto, without duplication, to the extent deducted in calculating such consolidated net income or loss, (i) cash expenses relating to the payment of employee and director compensation in the form of Capital Securities, (ii) to the extent permitted to be made under this Agreement, management fees paid pursuant to the Management Services Agreement, (iii) expenses incurred prior to the Closing Date by the Chairman of the Borrower on behalf of or for the account of the Borrower and its Subsidiaries, including, without limitation, salaries of any assistant, travel expenses and expenses related to aircraft and (iv) any non-recurring fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date but not any such transaction undertaken but not completed) and any non-recurring charges or merger costs incurred during such period as a result of any such transaction.

“Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” shall mean a Subsidiary consolidated with the Borrower.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Convertible Securities” shall mean any debt instrument that is by its terms convertible into an equity interest in Holdings or any of its Subsidiaries.

“Covered Taxes” shall mean all Taxes other than Excluded Taxes.

“Cure Amount” shall have the meaning given to such term in Section 10.04(a).

“Cure Right” shall have the meaning given to such term in Section 10.04(a).

“Debt” shall mean, for any Person the sum of the following (without duplication):  (i) all payment obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all payment obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money and other than trade accounts payable in the ordinary course of business that are not overdue by more than 120 days); (iv) Capitalized Lease Obligations of such Person (whether contingent or otherwise); (v) the purchase price for any asset leased to such Person pursuant to a “synthetic lease” (i.e., a lease that is treated as an operating lease in accordance with GAAP) or similar arrangement that such Person would have to pay in order to acquire the asset that is the subject of such lease or arrangement at the end of the stated term thereof; (vi) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or payment obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others; (ix) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person (other than trade accounts payable or commitments in the ordinary course of business that are not overdue by more than 120 days); (x) any Disqualified Capital Stock of such Person; (xi) any Debt of a Special Entity or other third parties for which such Person is liable either by agreement or because of a Governmental Requirement; and (xii) all Hedging Obligations of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Debt expressly provide that such Person is not liable therefor.

“Debt for Borrowed Money” shall mean, for any Person, such Person’s Debt, but without giving effect to clauses (ii), (v), and (xii), and contingent obligations set forth in clause (iv), in each case of the definition of Debt.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Debt after the Closing Date (other than as permitted by Section 9.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Debt for such period.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Disqualified Capital Stock” shall mean any Capital Security of any Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than, in respect of stock options, warrants or other Capital Securities held by employees or directors of such Person or its Affiliates, the termination of employment or retirement of such employees or directors), (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Securities referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Securities that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Securities is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Securities upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Capital Securities provide that the issuer thereof will not redeem any such Capital Securities pursuant to such provisions prior to the repayment in full of the Obligations.

“Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Embargoed Person” shall have the meaning given to such term in Section 9.27.

“Environmental Laws” shall mean any and all Governmental Requirements pertaining to the environment and health (to the extent relating to exposure to Hazardous Materials) in any and all jurisdictions in which Holdings, the Borrower or any Subsidiary is conducting or has conducted business, or where any Property of Holdings, the Borrower or any Subsidiary is or was located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended. The term “oil” shall have the meaning specified in OPA and the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA; provided, however, that (i) in the event either OPA or CERCLA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of Holdings or any Subsidiary is located establish a meaning for “oil,” “hazardous substance” or “release” which is broader than that specified in either OPA or CERCLA, such broader meaning shall apply.

“Equity Financing” shall mean the cash equity investment in Holdings by the Equity Investors as the same is further invested in cash equity in Intermediate Holdco and then used, together with certain proceeds from the Closing Date Intercompany Note, to consummate the Acquisition, in an amount not less than $160.0 million on terms and conditions reasonably satisfactory to the Administrative Agent.

“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than Holdings and its Subsidiaries) and one or more investors reasonably satisfactory to the Administrative Agent.

“Equity Proceeds” shall mean the aggregate sum of (i) the net proceeds received after the Closing Date by Holdings (a) from the issuance or sale of Qualified Capital Stock of Holdings or (b) any contributions to the capital of Holdings plus (ii) the net proceeds received after the Closing Date by Holdings upon (a) the exercise of any warrants, options or similar instruments with respect to Qualified Capital Stock issued by Holdings and (b) the conversion of any Convertible

Securities into common stock or other Qualified Capital Stock, but in the case of each of clauses (i) and (ii) excluding any Cure Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated and the rulings issued thereunder, as amended from time to time and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with Holdings or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” shall mean (i) a “reportable event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of Holdings, any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning assigned such term in Section 10.01.

“Excepted Liens” shall mean:  (i) Liens for taxes, assessments or other governmental charges or levies not yet due (or not delinquent and payable without interest or penalty so long as so payable) or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases for rent or royalties and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions, encroachments and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) Liens pursuant to the Security Instruments; (vii) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the applicable Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, the Borrower shall maintain cash reserves adequate to satisfy its good faith estimate of the amount of such Lien; (viii) Liens (other than any Lien imposed by ERISA) (x) imposed by Governmental Requirements or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (A) with respect to clauses (x), (y) and (z) of this clause (viii), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (B) to the extent such Liens are not imposed by Governmental Requirements, such Liens shall in no event encumber any property other than cash and cash equivalents; (ix) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company; (x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt; (xi) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies; (xii) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; (xiii) the existence of the “equal and ratable” clause in the Senior Subordinated Notes Documents (but not any security interests granted pursuant thereto); (xiv) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business; and (xv) Liens (x) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.03 to be applied against the purchase price for such Investment and (y) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 9.16, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien.

“Excess Amount” shall have the meaning assigned to such term in Section 2.08(g).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)                                  Debt Service for such Excess Cash Flow Period;

(b)                                 any voluntary prepayments of Term Loans and any permanent voluntary reductions to the Revolving Credit Commitments to the extent that an equal amount of the Revolving Credit Loans simultaneously is repaid, in each case so long as such amounts are not already reflected in Debt Service, during such Excess Cash Flow Period;

(c)                                  Total Capital Expenditures during such Excess Cash Flow Period (excluding Total Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash;

(d)                                 Total Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Total Capital Expenditures will be made in the following Excess Cash Flow Period;

(e)                                  taxes of the Borrower and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established; and

(f)                                    to the extent permitted to be made pursuant to Section 9.18, management fees paid pursuant to the Management Services Agreement;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i)                                     all proceeds received during such Excess Cash Flow Period of any Debt to the extent used to finance Total Capital Expenditures (other than Debt under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings); and

(ii)                                  to the extent any permitted Total Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of the Borrower provided pursuant to clause (d) above, such amounts of Total Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period consisting of the last two Fiscal Quarters of 2006 and (ii) each fiscal year of the Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (i) the Voting Stock issued by the Borrower or any of its Subsidiaries (but specifically excluding the proceeds from the sale or other disposition of any such Voting Stock, dividends (other than those paid in such Voting Stock) thereon and other proceeds thereof), (ii) the right, title and interest of the Borrower or any of its Subsidiaries that is a Pizza Hut franchisee under any Pizza Hut Franchise Agreement to the extent a pledge thereof is prohibited by the express terms thereof (but specifically excluding the proceeds of the sale or other disposition of such right, title and interest or any portion thereof or other proceeds thereof), (iii) the Capital Securities of Roma Restaurant Holdings, Inc. and (iv) the Capital Securities of NPC Bar Management Corporation.

“Excluded Taxes” shall mean with respect to each Lender, the Issuing Bank and the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such recipient and the jurisdiction (or political subdivision thereof) (other than a connection arising or deemed to arise solely as a result of any transactions contemplated by the Loan Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by a jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.06(g)), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such United States federal withholding tax pursuant to Section 4.06; provided that this clause (c) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 4.05; and (d) any tax resulting from the failure of a Lender or Participant to comply with the provisions of Section 4.06(e).

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of June 3, 2004, as amended, among the Borrower, NPC Management, JPMC, as administrative agent, and the lenders and other parties thereto.

“Existing Issuing Bank” shall mean each bank which issued Existing Letters of Credit.

“Existing Letters of Credit” means all letters of credit outstanding on the Closing Date, as more fully described on Schedule 1.01(b).

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean collectively (i) that certain letter agreement between the Administrative Agent and Holdings dated April 3, 2006 concerning certain administrative fees in connection with this Agreement, as the same may be amended or replaced from time to time, and (ii) that certain letter agreement among JPMC, J.P. Morgan Securities Inc. and Merrill Lynch Capital Corporation and Holdings dated April 3, 2006 concerning certain fees in connection with this Agreement, as the same may be amended or replaced from time to time.

“Final Maturity Date” shall mean the later of the (i) Term Loan Maturity Date and (ii) any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person.

“Fiscal Quarters” shall mean the quarterly fiscal periods of Holdings ending on the last Tuesday of March, June, September and December in each year.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Franchise Agreement” shall mean the Pizza Hut Franchise Agreements and each franchise agreement related to a Restaurant pursuant to which the Borrower or any Guarantor operates Restaurants, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Real Property Disclosure Requirements” shall mean any Governmental Requirement requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or “release” in or into the environment, or the use, disposal or handling of a “hazardous substance” on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred (terms in quotations are defined within the definition of Environmental Laws).

“Governmental Requirement” shall mean the common law and any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other legally enforceable directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 13.01.

“Guarantor” shall mean Holdings, Intermediate Holdco, the Subsidiaries listed on the signature pages hereof and all existing, newly created and acquired Subsidiaries required to guarantee this Agreement pursuant to Section 8.09(b).

“Hazardous Materials” shall mean any material, substance, pollutant, contaminant, chemical, constituent, compound or waste, including without limitation any asbestos or any asbestos-containing material, polychlorinated biphenyls, hazardous substance, oil, petroleum, crude oil or any fraction thereof, subject to regulation or which can give rise to liability under any applicable Environmental Laws.

“Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.12(a).

“Incremental Term Commitment” shall have the meaning assigned to such term in Section 2.12(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.12(c).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.12(c).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.12(c).

“Indemnified Parties” shall have the meaning assigned such term in Section 12.03(a)(ii).

“Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

“Intermediate Holdco” shall mean NPC Acquisition Finance Corp., a Kansas corporation.

“Initial Funding” shall mean the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

“Intellectual Property” shall have the meaning assigned to such term in Section 7.24(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D or such other form reasonably satisfactory to the Administrative Agent.

“Interest Period” shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 (or such longer period as may be requested by the Borrower and agreed to by each Lender of the applicable Class of Loans), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing:  (i) no Interest Period may end after (A) the Revolving Credit Termination Date with respect to Revolving Credit Loans, (B) the Term Loan Maturity Date with respect to Term Loans (other than Incremental Term Loans) or (C) the applicable Incremental Term Loan Maturity Date with respect to the applicable Incremental Term Loans; (ii) no Interest Period for any LIBOR Loan may end after the due date of any installment, if any, provided for in Section 3.01 to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

“Investments” shall have the meaning assigned to such term in Section 9.03.

“IPO” shall mean the first underwritten public offering by Holdings of its Capital Securities after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean JPMC or any other Lender agreed to between the Borrower and the Administrative Agent to issue Letters of Credit.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit E.

“Landlord Consent Agreement” shall mean a Landlord Consent Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” at any time shall mean the lesser of (i) $30.0 million and (ii) the aggregate Maximum Revolving Credit Amounts at such time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Credit Percentage Share of the total LC Exposure at such time.

“Leased Mortgaged Property” means each Mortgaged Property leased to a Loan Party as lessee and identified on Schedule 8(a)(ii) to the Perfection Certificate dated the Closing Date (which shall be each leased property mortgaged under the Existing Credit Agreement).

“Lender” shall have the meaning assigned to such term in the preamble hereto.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Debt for Borrowed Money on such date to Consolidated EBITDA for the Test Period then most recently ended.

“LIBOR” shall mean the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by leading reference banks in the London interbank market to JPMC at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

“LIBOR Adjusted Rate” shall mean, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

“LIBOR Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Adjusted Rate.”

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, charge, hypothecation or security interest of any kind or any arrangement to provide priority or preference intended to have the effect of a lien or security interest, including any easement, right-of-way or other encumbrance on title to Real Property that disrupts the proper use and functioning of the Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the lien or retained security title of a conditional vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.

“Loan Documents” shall mean this Agreement, the Notes, all Letters of Credit, the Fee Letters and the Security Instruments.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the loans as provided for by Sections 2.01(a), (b) and (c). “Loans” shall include the Revolving Credit Loans, the Swingline Loans and the Term Loans.

“Majority Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Credit Commitments and Term Loan Commitments.

“Management Services Agreement” shall mean that certain advisory agreement dated as of May 3, 2006 between the Borrower and an Affiliate of the Sponsor.

“Material Adverse Change” shall have the meaning assigned to such term in Section 7.02(a).

“Material Adverse Effect” shall mean any set of circumstances or events having a material adverse change in (a) the business, operations, Property or condition of Holdings and its Subsidiaries, taken as a whole, or (b) the validity or enforceability as to any Loan Party of any Loan Documents or (c) the rights or remedies of the Administrative Agent, the Collateral Agent and Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” shall mean (a) Debt under the Senior Subordinated Notes Documents and (b) any other Debt (other than the Loans and Letters of Credit, Hedging Obligations and Capitalized Lease Obligations) of Holdings or any of its Subsidiaries in an outstanding principal amount exceeding $5.0 million.

“Maximum Revolving Credit Amount” shall mean, as to each Revolving Credit Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts” (as the same may be reduced pursuant to Section 2.04(b) pro rata to each Revolving Credit Lender based on its Revolving Credit Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Mortgage” shall mean, whether one or more, each mortgage, deed of trust, security agreement, fixture filing and financing statement, in the form attached hereto as Exhibit G or such other form as is reasonably acceptable to the Collateral Agent, whether relating to a fee or leasehold interest, executed by the Borrower and any Guarantor, and granting a Lien in favor of the Collateral Agent to secure the Secured Obligations, as from time to time may be amended, supplemented, restated or otherwise modified.

“Mortgaged Property” shall mean (a) each Real Property identified as an Owned Mortgaged Property on Schedule 8(a)(i) or a Leased Mortgaged Property on Schedule 8(a)(ii), in each case to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 8.09(c).

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean:

(a)                                  with respect to any Asset Sale, the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions, legal, accounting and other professional and transactional fees, all transfer and other taxes payable by the Borrower and its Subsidiaries in connection with such Asset Sale, including, without limitation, additional income taxes paid or payable as a result of such sale as estimated in the Borrower’s good faith); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the Property sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute

Net Cash Proceeds); (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the Property sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties); and (v) with respect to no more than 40 Sale and Leaseback Transactions after the Closing Date of an owned Real Property that replaces, rebuilds or relocates a leased Real Property after the closure thereof, amounts spent to replace, rebuild or relocate such leased Restaurant within 18 months prior to such transaction;

(b)                                 with respect to any Debt Issuance by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of fees, commissions, costs and other expenses incurred in connection therewith; and

(c)                                  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all costs and expenses (including legal, accounting and other professional and transactional fees and all transfer and other taxes) incurred in connection with such Casualty Event.

“Notes” shall mean the Notes provided for by Section 2.07, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof. The “Notes” shall include the Revolving Credit Notes, the Swingline Note and the Term Notes.

“NPC Management” shall mean, NPC Management, Inc., a corporation formed under the laws of the State of Delaware.

“Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement obligations in respect of Letters of Credit, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“Officers’ Certificate” shall mean a certificate executed by one of the Responsible Officers, each in his or her official (and not individual) capacity.

“OPA” shall have the meaning assigned to such term in the definition of “Environmental Laws.”

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall have the meaning assigned such term in Section 4.06(b).

“Owned Mortgaged Property” means each Mortgaged Property owned by a Loan Party and identified on Schedule 8(a)(i) to the Perfection Certificate dated the Closing Date.

“Participant” shall have the meaning assigned to such term in Section 12.06(c)(i).

“Payment Date” shall mean the last day of each March, June, September and December; provided, however, that if any such day is not a Business Day, such Payment Date shall be the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit H-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit H-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Capital Securities of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i)                                     no Default then exists or would result therefrom;

(ii)                                  after giving effect to such transaction on a Pro Forma Basis, (A) the Borrower shall be in compliance with all covenants set forth in Sections 9.12 and 9.13 as of the most recent Test Period (assuming, for purposes of Sections 9.12 and 9.13, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Sections 9.12 and 9.13 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), and (B) the Borrower would be able to borrow at least $10.0 million of additional Revolving Credit Loans pursuant to Section 2.01(a);

(iii)                               if (x) the most recent Compliance Certificate delivered pursuant to Section 8.01(c) indicates a lack of compliance with any of Sections 9.12, 9.13 or 9.14, in each case, without giving effect to the exercise of any Cure Right during the applicable test period or (y) the Borrower has failed to deliver a Compliance Certificate as required by Section 8.01(c), such transaction does not occur during the period commencing with, in the case of clause (x) above, the date such Compliance Certificate is delivered or, in the case of clause (y) above, the date such Compliance Certificate was required to be delivered and ending on, in each case, the date on which the next Compliance Certificate that indicates compliance with Sections 9.12, 9.13 and 9.14 without giving effect to the exercise of any Cure Right during the applicable test periods is delivered pursuant to Section 8.01(c);

(iv)                              the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and the Subsidiaries are permitted to be engaged in under Section 9.06 and the property acquired in connection with any such transaction shall be made subject to the Lien under the Security Instruments in accordance with Section 8.09 and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(v)                                 the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)                              all transactions in connection therewith shall be consummated in accordance with all applicable Governmental Requirements;

(vii)                           with respect to any transaction involving Acquisition Consideration of more than $20.0 million, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available and (B) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Majority Lenders;

(viii)                        at least 10 Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to have a Material Adverse Effect; and

(ix)                                after giving effect to such transaction on a Pro Forma Basis, the Leverage Ratio shall be at least 0.25:1.00 less than the maximum Leverage Ratio permitted under Section 9.12 as of the end of the latest Test Period.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, the Liens permitted by Section 9.02 and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens permitted by Sections 9.02(a), (c), (d), (e) and (f), and those described in clauses (i), (iii), (v) and (vii) of the definition of “Excepted Liens”; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 8.05 or 8.09, Permitted Collateral Liens in the case of Mortgaged Property shall mean only those Liens set forth in Schedule B to the applicable Mortgage or identified on Schedule 1.01(c).

“Permitted Cure Security” shall mean a Capital Security of Holdings constituting Qualified Capital Stock.

“Permitted Holders” shall mean (a) Sponsor and its Controlled Investment Affiliates, (b)(i) Merrill Lynch & Co., Inc. (and its successors in interest) and its Subsidiaries and (ii) any group (as defined in Section 13(d) of the Exchange Act) that includes Merrill Lynch & Co., Inc. and the Sponsor so long as Merrill Lynch & Co., Inc. and the Sponsor have beneficial ownership, of Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings and (c)(i) in the event the Sponsor is not a Subsidiary of Merrill Lynch & Co., Inc., (x) any Person that owns over 90% of the Sponsor and (y) such Person’s Controlled Investment Affiliates and (ii) any group (as defined in Section 13(d) of the Exchange Act) that includes such Person and the Sponsor.

“Permitted Liens” shall mean Liens permitted pursuant to Section 9.02.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Pizza Hut Franchise Agreements” shall mean each franchise agreement between Pizza Hut, Inc. and the Borrower or any Guarantor pursuant to which the Borrower or any Guarantor operates Pizza Hut Restaurants, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Pizza Hut Leases” shall mean the various lease and sublease agreements, including such lease and sublease agreements which are in existence on the Closing Date and described or referred to on Schedule 7.20, pursuant to which Holdings or any of its Subsidiaries leases Restaurant Locations in respect of Pizza Hut Restaurants, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Pizza Hut Restaurants” shall mean the Pizza Hut and Wing Street restaurants owned and operated by Holdings or any of its Subsidiaries on the Closing Date, and any other Pizza Hut restaurants in which Holdings or any of its Subsidiaries acquires an interest and operates after the Closing Date.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or an ERISA Affiliate or (ii) was at any time during the preceding three calendar years sponsored, maintained or contributed to, by Holdings, any of its Subsidiaries or an ERISA Affiliate.

“Post-Default Rate” shall mean, in respect of any overdue principal of any Loan or any other overdue amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date such principal or amount is due until such principal or amount is paid in full equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided, however, for a LIBOR Loan, the “Post-Default Rate” for such principal shall be, for the period commencing on the date such principal is due and ending on the earlier to occur of the last day of the Interest Period therefor or the date such principal is paid, 2% per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.

“Pre-Opening Expenses” shall mean all cash expenses incurred in preparation of a Restaurant opening, to the extent not capitalized and amortized in accordance with GAAP.

“Prime Rate” shall mean the rate of interest from time to time announced publicly by the Administrative Agent at its principal office in New York City as its prime commercial lending rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Office” shall mean the principal office of the Administrative Agent, presently located at 1111 Fannin, 10th Floor, Houston, Texas 77002.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Debt (including Capitalized Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Capital Securities of any Person) or the cost of installation, construction or improvement of any property and any refinancing or extensions thereof; provided, however, that (i) such Debt is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any Person shall mean any Capital Securities of such Person that are not Disqualified Capital Stock.

“Quarterly Dates” shall mean the last Tuesday of each March, June, September, and December, in each year; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“RCRA” shall have the meaning assigned to such term in the definition of “Environmental Laws.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate running in favor of owner, lessee or licensee) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recent Restaurant” means any Restaurant existing as of the Closing Date that was rebuilt, constructed or acquired within 18 months prior to the Closing Date.

“Refinancing” shall mean the repayment in full, and the termination of any commitment to make extensions of credit in connection with, all of the outstanding indebtedness of the Borrower or any of its Subsidiaries listed on Schedule 1.01(a).

“Register” shall have the meaning assigned to such term in Section 12.06(b)(iv).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulatory Change” shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Rent Expense” shall mean operating lease expense minus (plus) deferred rent expense (income) attributable to straight lining of escalation clauses in leases, determined in accordance with GAAP, of the Borrower and its Consolidated Subsidiaries for the applicable Test Period. Rent Expense shall (i) be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period, (ii) without duplication of clause (i), include (or exclude) Rent Expense attributable to acquired (or disposed of) Restaurants prior to the date of such acquisition (or disposition) and during the applicable Test Period adjusted for tangible operational changes achievable within one year after the consummation of the acquisition (or disposition) due to contractual rent payments on real estate as certified by the President or Chief Financial Officer of the Borrower, together with appropriate documentation supporting the reasonableness of any such adjustments and (iii) exclude any lease expenses to which previously established closure reserves are applicable so long as such expenses were deducted in the calculation of Consolidated EBITDA for the period during which such reserves were established.

“Required Payment” shall have the meaning assigned such term in Section 4.04.

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restaurants” shall mean the Pizza Hut Restaurants and any other quick service restaurant owned and operated by Holdings or any of its Subsidiaries on the Closing Date, and any other such restaurants in which Holdings or any of its Subsidiaries acquires an interest and operates after the Closing Date.

“Restaurant Leases” shall mean the Pizza Hut Leases and the various lease and sublease agreements, including such lease and sublease agreements which are in existence on the Closing Date and described or referred to on Schedule 7.20, pursuant to which Holdings or any of its

Subsidiaries leases Restaurant Locations, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Restaurant Location” shall mean, with respect to any Restaurant, the Real Property upon which such Restaurant is located.

“Restricted Payments” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Securities of Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Securities or any option, warrant or other right to acquire any such Capital Securities.

“Revolving Credit Commitment” shall mean, for any Revolving Credit Lender, its obligation to make Revolving Credit Loans and participate in the issuance of Letters of Credit up to such Revolving Credit Lender’s Maximum Revolving Credit Amount.

“Revolving Credit Lenders” shall mean the Lenders obligated to make Revolving Credit Loans pursuant to the terms of this Agreement.

“Revolving Credit Loans” shall mean the Loans made pursuant to Section 2.01(a).

“Revolving Credit Notes” shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.07 and being in the form of Exhibit I-1.

“Revolving Credit Percentage Share” shall mean, for any Revolving Credit Lender, the percentage of the Aggregate Maximum Revolving Credit Amounts represented by such Lender’s Maximum Revolving Credit Amount.

“Revolving Credit Termination Date” shall mean the earlier to occur of (i) May 3, 2012 or (ii) the date that the Commitments are sooner terminated pursuant to Section 2.04(b) or 10.02.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any other Person whereby a Person shall sell, lease or otherwise transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) at the Borrower’s option, the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or, at the Borrower’s option, Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such Person was a Lender or an Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03, 12.03 and 12.13 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 8.09.

“Security Instruments” shall mean the agreements or instruments described or referred to in Exhibit K, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, supplemented or restated from time to time.

“Senior Subordinated Notes” shall mean the Borrower’s 9.5% Senior Subordinated Notes due 2014 issued pursuant to the Senior Subordinated Notes Indenture and any registered notes issued by the Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Subordinated Notes Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, the Senior Subordinated Notes Guarantees and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Guarantees” shall mean the guarantees of the Subsidiary Guarantors pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” shall mean that certain indenture dated as of the date hereof among the Borrower, the Guarantors and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Subordinated Notes are issued as in effect on the date hereof and thereafter amended from time to time in accordance with the requirements of this Agreement.

“Special Entity” shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership).

“Sponsor” shall mean ML Global Private Equity Fund, L.P.

“Subsidiary” shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of Holdings.

“Survey” shall mean (i) a survey of any Owned Mortgaged Property (and all improvements thereon) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, which survey was delivered in 2001 in connection with that certain Credit Agreement dated as of August 31, 2001 among the Borrower, NPC Management, JPMC, as administrative agent, and the lenders and other parties thereto, or (ii) an affidavit of no change executed by the Borrower specifying that the applicable Owned Mortgaged Property has not been materially changed since the applicable survey was delivered in 2001.

“Swingline Commitment” shall mean, for the Swingline Lender, its obligation to make Swingline Loans up to $15.0 million.

“Swingline Lender” shall mean JPMC or such other Lender as the Administrative Agent, the Borrower and the Swingline Lender shall agree.

“Swingline Loans” shall mean the Loans made pursuant to Section 2.01(c).

“Swingline Note” shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.06 and being in the form of Exhibit I-3.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taxes” (i) means any and all present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or other similar charges or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (whether domestic or foreign and including any federal, state, United States possession, country, local, provincial or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferree, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law)) in respect of any item described in clause (i).

“Term Commitment” shall mean, as to each Lender, its obligation to make a Term Loan in the amount set forth opposite such Lender’s name under “Term Loans” on Annex I, as the same may be modified from time to time to reflect any assignment permitted by Section 12.06(b) or by an Increase Joinder.

“Term Lenders” shall mean the Lenders obligated to make and/or thereafter holding Term Loans.

“Term Loan Maturity Date” shall mean May 3, 2013.

“Term Loans” shall mean the term loans made pursuant to Section 2.01(b) and any Incremental Term Loans.

“Term Notes” shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.06 and being in the form of Exhibit I-2.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been delivered pursuant to Section 8.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 6.01(q)(iii).

“Total Capital Expenditures” shall mean, for any period, all expenditures of Holdings and its Consolidated Subsidiaries for such period in respect of fixed assets, determined in accordance with GAAP, but excluding (i) the Net Cash Proceeds from any Asset Sale or Casualty Event that are applied by Holdings and its Consolidated Subsidiaries to the acquisition or construction of fixed assets and (ii) Permitted Acquisitions.

“Transaction Documents” shall mean the Acquisition Documents, the Senior Subordinated Notes Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition;

(b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the issuance of the Senior Subordinated Notes; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 13.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan refers to whether the rate of interest on such Loan is determined by reference to the LIBOR Adjusted Rate or the Base Rate.

“Voting Stock” shall mean, with respect to any Person, any class or classes of Capital Securities pursuant to which the holders thereof as an aggregate, have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of which all of the outstanding shares of capital stock or other equity interests, on a fully-diluted basis, are owned by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries. Unless otherwise indicated, each reference to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of Holdings.

Section 1.02                                Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of any provision hereof by setting forth such elimination in reasonable detail (including a reconciliation to GAAP) in the applicable Compliance Certificate or certificates or by an amendment to any provision hereof (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such certificate request is withdrawn or such provision amended in accordance herewith.

Section 1.03                                Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

Section 1.04                                Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

Commitments

Section 2.01                                Loans and Letters of Credit.

(a)                                  Revolving Credit Loans. Each Revolving Credit Lender severally agrees, on the terms and conditions of this Agreement, to make Revolving Credit Loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Revolving Credit Lender becomes a party to this Agreement as provided in Section 12.06(b), to and up to, but excluding, the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Credit Lender’s Revolving Credit Commitment as then in effect; provided, however, that (x) the sum of the aggregate principal amount of all such Revolving Credit Loans by all Revolving Credit Lenders hereunder at any one time outstanding, plus the LC Exposure, plus the aggregate amount of Swingline Loans outstanding shall not exceed the Aggregate Maximum Revolving Credit Amounts and (y) not more than $5.0 million of Revolving Credit Loans may be made on the Closing Date. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a).

(b)                                 Term Loans. Each Term Lender severally agrees, subject to the terms and conditions of this Agreement, to make Term Loans to the Borrower equal to its Term Commitment. Such Term Loans shall be made by way of a single borrowing made on the Closing Date. Any portion of each Term Lender’s Term Commitment not utilized by such borrowing on such date shall be permanently canceled.

(c)                                  Swingline Loans.

(i)                                     Solely for ease of administration of the Revolving Credit Loans, the Swingline Lender agrees, on the terms and conditions of this Agreement, to make Swingline Loans to the Borrower during the period from and including the Closing Date to and up to, but excluding, the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment; provided, however, the Swingline Lender shall not make any Swingline Loan pursuant hereto to the extent that after giving effect to such Swingline Loan, (i) the outstanding Swingline Loans exceed the Swingline Commitment, (ii) the sum of all (A) Revolving Credit Loans then outstanding, plus (B) Swingline Loans outstanding, plus (C) the LC Exposure exceeds the Aggregate Maximum Revolving Credit Amounts, or (iii) the Swingline Lender has knowledge of the occurrence of a Default. Subject to the terms of this Agreement, during the period from the Closing Date to but excluding, the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow Swingline Loans under this Section 2.01(c).

(ii)                                  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender by no later than 2:30 p.m. Houston, Texas time on the requested date of such Swingline Loan.

(iii)                               The Borrower and each Revolving Credit Lender which is or may become a party hereto acknowledge that all Swingline Loans are to be made solely by the Swingline Lender to the Borrower, but that such Revolving Credit Lender shall share the risk of loss with respect to such Swingline Loans from and after the date Swingline Lender demands that each Revolving Lender purchase its Revolving Credit Percentage Share of each Swingline Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage Share of such Swingline Loan. Upon demand made by the Swingline Lender, each Revolving Credit Lender (including the Swingline Lender) shall, according to its Revolving Credit Percentage Share of such Swingline Loan, promptly provide to the Swingline Lender its purchase price therefor in an amount equal to its Revolving Credit Percentage Share therein, in which case such Swingline Loan shall be deemed from and after such date a Revolving Credit Loan made under Section 2.01(a). The obligation of each Revolving Credit Lender to so provide its purchase price to the Swingline Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or any other occurrence or event.

(iv)                              The Borrower at its option may request a Revolving Credit Loan pursuant to Section 2.01(a) in an amount sufficient to repay any or all Swingline Loans on any date, and the Administrative Agent shall, upon the receipt of such Revolving Credit Loan, provide to the Swingline Lender the amount necessary to repay such Swingline Loan or Loans (which the Swingline Lender shall then apply to such repayment) and credit any balance of the Revolving Credit Loan in immediately available funds to the Borrower’s account. The proceeds of such Revolving Credit Loans shall be paid to the Swingline Lender for application to the outstanding Swingline Loans and the Revolving Credit Lenders shall then be deemed to have made Revolving Credit Loans pursuant to Section 2.01(a) in the amount of such advances. The obligation of the Swingline Lender to fund Swingline Loans shall cease upon the earlier of (i) the occurrence of a Default, or (ii) the Revolving Credit Termination Date; provided that when a Default is no longer continuing, the Swingline Lender shall be obligated to provide Swingline Loans provided all other conditions to making Loans are satisfied.

(v)                                 If not sooner converted to a Revolving Credit Loan pursuant to Section 2.01(c)(iii) or (iv), the Borrower shall repay to the Swingline Lender each Swingline Loan (together with all interest accrued thereon until the date of payment) not later than 30 days after the date such Swingline Loan was advanced, but in any event on or before the Revolving Credit Termination Date. If the Borrower instructs the Swingline Lender to debit its demand deposit account in an amount of any payment with respect to a Swingline Loan, or the Swingline Lender otherwise receives repayment after 2:00 p.m. Houston, Texas time, on a Business Day, such payment shall be deemed received on the next Business Day.

(d)                                 Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Loans (other than Swingline Loans) may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Administrative Agent, no more than twelve (12) LIBOR Loans may be outstanding at any time. Each Swingline Loan shall be a Base Rate Loan.

Section 2.02                                Borrowings, Continuations and Conversions, Letters of Credit.

(a)                                  Borrowings. The Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type, (iii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iv) (in the case of LIBOR Loans) the duration of the Interest Period therefor.

(b)                                 Minimum Amounts. All Base Rate Loan borrowings shall be in amounts of at least $1.0 million or the remaining balance of the Aggregate Maximum Revolving Credit Amounts, if less, or any whole multiple of $1.0 million in excess thereof, and all LIBOR Loans shall be in amounts of at least $1.0 million or any whole multiple of $1.0 million in excess thereof. All Swingline Loans shall be in amounts of at least $100,000 or any whole multiple of $100,000 in excess thereof.

(c)                                  Notices. All borrowings, continuations and conversions shall require advance written notice to the Administrative Agent (which shall promptly notify the applicable Lenders), in the form of Exhibit L (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent (i) not later than 10:00 a.m. Houston, Texas time on the date of each Swingline Loan and (ii) with respect to all Loans other than Swingline Loans, not later than 11:00 a.m. Houston, Texas time at least one Business Day prior to the date of each Base Rate Loan borrowing and three Business Days prior to the date of each LIBOR Loan borrowing, continuation or conversion. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.

(d)                                 Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the applicable Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e). All or any part of any LIBOR Loan may be continued as provided herein; provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $1.0 million or any whole multiple of $1.0 million in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e)                                  Conversion Options. The Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Administrative Agent (which shall promptly notify the applicable Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan (other than a Swingline Loan) at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the applicable Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein; provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $1.0 million or any whole multiple of $1.0 million in excess thereof and (ii) no Default shall have occurred and be continuing. If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.

(f)                                    Advances. Not later than 11:00 a.m. Houston, Texas time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, to an account which the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower and maintained at the Principal Office.

Section 2.03                                Letters of Credit.

(a)                                  General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Revolving Credit Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

All Existing Letters of Credit shall be deemed to be issued under this Agreement and shall constitute Letters of Credit subject to the terms of this Agreement.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed the LC Commitment.

(c)                                  Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Termination Date. If the Borrower so requests, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such extension and (ii) the date that is five Business Days prior to the Revolving Credit Termination Date; provided that the Issuing Bank shall not permit any such extension if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Credit Lender directly affected thereby has elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 are not then satisfied.

(d)                                 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Credit Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Credit Percentage Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Credit Percentage Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the Business Day after the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on the date such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice (or the second Business Day immediately following the day that the Borrower receives such notice if delivered after 10:00 a.m. Houston, Texas time); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02(c) that such payment be financed with an Base Rate Revolving Credit Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Credit Loan or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Credit Percentage Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Credit Percentage Share of the payment then due from the Borrower, in the same manner as provided in Sections 2.02(f) and 4.04 with respect to Loans made by such Lender (and Sections 2.02(f) and 4.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving

Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.02(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (e), (f) or (g) of Section 10.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.04                                Changes of Commitments.

(a)                                  The Aggregate Maximum Revolving Credit Amounts shall at all times be equal to the Aggregate Maximum Revolving Credit Amounts after adjustments resulting from reductions pursuant to Section 2.04(b).

(b)                                 The Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Revolving Credit Amounts at any time, or from time to time, upon not less than three (3) Business Days’ prior notice delivered before 11:00 a.m. Houston, Texas time to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5.0 million or any whole multiple of $1.0 million in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent.

(c)                                  The Aggregate Maximum Revolving Credit Amounts, once terminated or reduced, may not be reinstated or increased.

Section 2.05                                Fees.

(a)                                  Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee on the daily average unused amount of the Aggregate Maximum Revolving Credit Amounts (subtracting therefrom the LC Exposure) for the period from and including the Closing Date up to, but excluding, the Revolving Credit Termination Date at a rate per annum equal to the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Leverage Ratio as of the most recent Test Period:

Leverage Ratio	Commitment Fee

>4.75:1.00	0.500%
>3.50:1.00 and < 4.75:1.00	0.500%
< 3.50:1.00	0.375%

The commitment fee shall be established as of each date of delivery to the Administrative Agent of the financial statements and certificates required by Section 8.01(a) or (b) and Section 8.01(c). Each change in the commitment fee resulting from a change in (or an initial calculation of) the Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 8.01(a) or (b) and Section 8.01(c), respectively, indicating such change (or calculation) until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change; provided, however, if the Borrower shall fail to deliver any required financial statements or certificates within the time period required by such Sections or if an Event of Default under Section 10.01(a) has occurred and is continuing, the commitment fee shall be the highest percentage amount set forth in the above table from the date such item was required to be delivered or such Event of Default occurred, as the case may be, until the appropriate financial statements and certificates are so delivered or until such Event of Default ceases to be continuing, as the case may be. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the date on which the items required to be delivered pursuant to Sections 8.01(b) and (c) with respect to the second Fiscal Quarter commenced after the Closing Date are delivered, the commitment fee will be 0.50%.

Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the Revolving Credit Termination Date. For purposes of computing the commitment fees payable hereunder, outstanding Swingline Loans shall be disregarded.

(b)                                 Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Revolving Credit Loans that are LIBOR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly in arrears on each Quarterly Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Fee Letters. The Borrower shall pay such fees as are set forth in the Fee Letters on the dates and in the manner specified therein.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (unless otherwise called for by a Fee Letter) the Administrative Agent (or to the

Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.06                                Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.07                                Notes. The Revolving Credit Loans (other than Swingline Loans) made by each Revolving Credit Lender shall, at the request of such Revolving Credit Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit I-1, dated (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to the order of such Revolving Credit Lender in a principal amount equal to its Maximum Revolving Credit Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06(b). The Term Loans made by each Term Lender shall, at the request of such Term Lender, be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit I-2, dated as of (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to the order of such Term Lender and otherwise duly completed. The Swingline Loans made by the Swingline Lender resulting from the advances under Section 2.01(c) shall, at the request of the Swingline Lender, be evidenced by a promissory note of the Borrower in substantially the form of Exhibit I-3, dated the Closing Date, payable to the order of the Swingline Lender in a principal amount equal to the Swingline Commitment. The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Notes or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.08                                Prepayments.

(a)                                  Voluntary Prepayments. The Borrower may prepay the Loans, subject to Section 2.08(g), Section 2.08(h), Section 2.08(i) and Section 5.03 with the amount of the prepayment being at least $1.0 million for all Loans other than Swingline Loans and at least $100,000 for Swingline Loans or the remaining aggregate principal balance outstanding on the relevant Loans.

(b)                                 Revolving Credit Loan Prepayments. If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.03(b), the outstanding aggregate principal amount of the Revolving Credit Loans and the Swingline Loans, plus the LC Exposure exceeds the Aggregate Maximum Revolving Credit Amounts, the Borrower shall (i) prepay the Revolving Credit Loans and the Swingline Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Revolving Credit Loans and the Swingline Loans because of LC Exposure, pay to the Administrative Agent on behalf of the Revolving Credit Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.03(j) hereof.

(c)                                  Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Sections 2.08(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     no such prepayment shall be required under this Section 2.08(c) with respect to (A) any Asset Sale permitted by Section 9.16(a), (B) the disposition of property which constitutes a Casualty Event, (C) the first eight Sale and Leaseback Transactions involving Recent Restaurants consummated in accordance with Section 9.05 after the Closing Date, (D) any Sale and Leaseback Transaction whereby a leased Restaurant Location that is subsequently purchased by a Person is then within 90 days of such purchase sold and leased-back by such purchasing Person, or (E) Asset Sales for Fair Market Value resulting in no more than $750,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $2.5 million in Net Cash Proceeds in any fiscal year; provided that clause (E) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof;

(ii)                                  in the case of Net Cash Proceeds from Asset Sales permitted by Section 9.16 (other than those described by clause (i) above or clause (iii) below), so long as no Event of Default shall exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful for its business within 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or, if the applicable Company shall have entered into a legally binding commitment to reinvest such Net Cash Proceeds within such 365-day period, 540 days following the date of such Asset Sale), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all Property (to the extent of a type that would otherwise constitute Collateral) purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Instruments in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 8.05 and 8.09; and

(iii)                               in the case of Net Cash Proceeds from a Sale and Leaseback Transaction of a Restaurant Location in existence on the Closing Date (it being understood that any Acquired Fee-Owned Restaurant shall not be subject to this clause (iii) and that Sale and Leaseback Transactions involving Recent Restaurants consummated in accordance with Section 9.05 after the Closing Date shall not be subject to this clause (iii)), so long as no Event of Default shall then exist or would arise therefrom, up to 50% of such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful for its business within 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or, if the applicable Company shall have entered into a legally binding commitment to reinvest such Net Cash Proceeds within such 365-day period, 540 days following the date of such Asset Sale), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all Property (to the extent of a type that would otherwise constitute Collateral) purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Instruments in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 8.05 and 8.09.

(d)                                 Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Sections 2.08(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)                                  Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Sections 2.08(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in assets useful for its business, no later than 24 months following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Instruments, then all Property (to the extent of a type that would otherwise constitute Collateral) purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Instruments in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 8.05 and 8.09; and

(ii)                                  if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(e).

(f)                                    Excess Cash Flow. No later than 30 days following the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 8.01(a), the Borrower shall make prepayments in accordance with Sections 2.08(g)

and (h) in an aggregate amount equal to the Applicable Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended. “Applicable Percentage” means (i) if the Leverage Ratio as of the end of the Test Period ending corresponding with the end of such Excess Cash Flow Period is greater than or equal to 4.50:1.00, 75%, (ii) if the Leverage Ratio as of the end of such Test Period is greater than or equal to 3.50:1.00 but less than 4:50:1.00, 50%, and (iii) if the Leverage Ratio as of the end of such Test Period is less than 3.50:1.00, 25%.

(g)                                 Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the borrowing or borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.08(h), subject to the provisions of this Section 2.08(g). Any prepayments pursuant to Section 2.08(a), (c), (d), (e) or (f) shall be applied to reduce scheduled installments of Term Loans required under Section 3.01(b), first, to such scheduled prepayments due on dates occurring within the 12 months following such prepayment in direct order of maturity and, second, on a pro rata basis among the installments remaining to be made on each other term loan payment date.

Amounts to be applied pursuant to this Section 2.08 to the prepayment of Term Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Term Loans or LIBOR Revolving Credit Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.08 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Majority Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 5.03.

(h)                                 Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a LIBOR Adjusted Rate borrowing, not later than 11:00 a.m. Houston, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate borrowing, not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m. Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of each borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any borrowing shall be in an amount that would be permitted as provided in Section 2.08(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a borrowing shall be applied ratably to the Loans included in the prepaid borrowing and otherwise in accordance with this Section 2.08. Prepayments shall be accompanied by accrued interest.

(i)                                     Generally; Premium. Prepayments permitted or required under this Section 2.08 shall be without premium or penalty, except as required under Section 5.03 for prepayment of LIBOR Loans and as required by the last sentence of this subsection (i). Any prepayments of the Revolving Credit Loans may be reborrowed subject to the then effective Aggregate Maximum Revolving Credit Amounts. Any prepayments of the Swingline Loans may be reborrowed subject to the provisions of Section 2.01(d). Any prepayments or repayments on the Term Loans may not be reborrowed. Any prepayment of Term Loans required by Section 2.08(d) on or prior to the first anniversary of the Closing Date, shall be accompanied by a premium equal to 1% of the aggregate principal amount of the Term Loans prepaid.

Section 2.09                                [RESERVED].

Section 2.10                                [RESERVED].

Section 2.11                                Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

Section 2.12                                Increase in Commitments.

(a)                                  Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Commitments (each, an “Incremental Term Commitment”) by an amount not in excess of $100.0 million in the aggregate and not less than $25.0 million individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person (who must be reasonably satisfactory to the Administrative Agent) to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)                                 Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)                                     each of the conditions set forth in Section 6.02 shall be satisfied;

(ii)                                  no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)                               after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Debt resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 8.01(a) or (b), the Borrower shall be in compliance with the covenants set forth in Sections 9.12 and 9.13; and

(iv)                              the Borrower shall deliver or cause to be delivered legal opinions and other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)                                  Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)                                     terms and provisions of Loans made pursuant to Incremental Term Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii)                                  the weighted average life to maturity of all new Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Credit Loans and the existing Term Loans;

(iii)                               the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date; and

(iv)                              the Applicable Margins for the new Term Loans shall be determined by the Borrower and the applicable new Lenders; provided, however, that the Applicable Margins for the new Term Loans shall not be greater than the highest Applicable Margins that may, under any circumstances, be payable with respect to Term Loans plus 50 basis points (and the Applicable Margins applicable to the Term Loans shall be increased to the extent necessary to achieve the foregoing).

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.12. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans made pursuant to this Agreement.

(d)                                 Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.

(e)                                  Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Instruments, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Instruments continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

ARTICLE III

Payments of Principal and Interest

Section 3.01                                Repayment of Loans.

(a)                                  Revolving Credit Loans. On the Revolving Credit Termination Date the Borrower shall repay the outstanding principal amount of the Revolving Credit Loans.

(b)                                 Term Loans. The aggregate principal amount of the Term Loans shall be payable in installments on the dates and in the principal amounts as set forth in Schedule 3.01(b), with final payment of the remaining principal balance on the Term Loans due on the Term Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

(c)                                  Swingline Loans. The principal amount of each advance of a Swingline Loan shall be repaid pursuant to the provisions of Section 2.01(c).

(d)                                 Generally. The Borrower will pay to the Administrative Agent, for the account of each Lender, the principal payments required by this Section 3.01.

Section 3.02                                Interest.

(a)                                  Interest Rates. The Borrower will pay to the Administrative Agent, for the account of each Lender or the Swingline Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i)                                     if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

(ii)                                  if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Adjusted Rate for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.

(b)                                 Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Administrative Agent, for the account of each Lender interest at the applicable Post-Default Rate on any overdue principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other overdue amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date such principal or amount is due until the same is paid in full.

(c)                                  Due Dates. Accrued interest on Base Rate Loans shall be payable on each Payment Date and (other than with respect to Revolving Credit Loans prepaid or repaid prior to the Revolving Credit Termination Date without any reduction in the Maximum Revolving Credit Amount) on the date of any required prepayment due to a Commitment reduction, any prepayment pursuant to Section 2.08 or repayment pursuant to Section 3.01, and accrued interest on each LIBOR Loan shall be payable on the last day of the Interest Period therefor, the date of any required prepayment due to a Commitment reduction, any prepayment pursuant to Section 2.08 or repayment pursuant to Section 3.01 and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.03) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest outstanding on the Revolving Credit Loans on the Revolving Credit Termination Date shall be paid on such date. Any accrued and unpaid interest on the Term Loans (other than the Incremental Term Loans) on the Term Loan Maturity Date shall be paid on such date and any accrued and unpaid interest on any Incremental Term Loan shall be paid on the applicable Incremental Term Loan Maturity Date. Accrued interest on Swingline Loans shall be paid pursuant to Section 2.01(c).

(d)                                 Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV

Payments; Pro Rata Treatment; Computations; Etc.

Section 4.01                                Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Borrower from time to time, not later than 12:30 p.m. (other than Swingline Loans, for which payments shall be made not later than 2:00 p.m.) Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim and in connection therewith, the Borrower and each Guarantor hereby waives (to the fullest extent permitted by applicable law) all defenses, rights of set-off and counterclaims it may have with respect to such payments. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest applicable to the amount to be paid shall be payable for the period of such extension. At the time of each payment to the Administrative Agent of any principal of or interest on any borrowing, the Borrower shall notify the Administrative Agent of the Loans to which such payment shall apply; provided, however, in the absence of such notice the Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans in accordance with 2.08(g).

Section 4.02                                Pro Rata Treatment. Except for Swingline Loans and to the extent otherwise provided herein each Lender agrees that:  (i) each borrowing from the Revolving Credit Lenders under Section 2.01(a) and each continuation and conversion under Section 2.02 shall be made from the Revolving Credit Lenders pro rata in accordance with their Revolving Credit Percentage Share, each payment of fees under Section 2.05(a) and Section 2.05(b)(i) shall be made for account of the Revolving Credit Lenders pro rata in accordance with their Revolving Credit Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Revolving Credit Amounts under Section 2.04(b) shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender, pro rata according to the amounts of its respective Revolving Credit Commitment; (ii) the Term Loans made under Section 2.01(b) and each continuation and conversion thereof under Section 2.02 shall be made from the Term Lenders pro rata by each Term Lender in accordance with the amount that such Term Lender’s Term Loan bears to the amount of all Term Loans; (iii) each payment of principal of Revolving Credit Loans by the Borrower shall be made for account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amount of the Revolving Credit Loans held by the Revolving Credit Lenders; (iv) each payment of principal of Term Loans by the Borrower shall be made for account of the Term Lenders pro rata in accordance with the respective unpaid principal amount of the Term Loans held by the Term Lenders; (v) each payment of interest on Revolving Credit Loans by the Borrower shall be made for account of the Revolving Credit Lenders pro rata in accordance with the amounts of interest due and payable to the respective Revolving Credit Lenders; (vi) each payment of interest on Term Loans by the Borrower shall be made for account of the Term Lenders pro rata in accordance with the amounts of interest due and payable to the respective Term Lenders; and (vii) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Revolving Credit Lenders, pro rata for the account of the Revolving Credit Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Revolving Credit Lender.

Section 4.03                                Computations. Interest on Loans and fees shall be (subject to the next sentence) computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans based on the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04                                Non-receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment and (in the case of payments that should have been made by a Lender) such Lender shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until, but excluding, the date the Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, if applicable.

Section 4.05                                Set-off, Sharing of Payments, Etc.

(a)                                  The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Administrative Agent), upon the occurrence of an Event of Default, at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Guarantor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                                 If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Administrative

Agent and each other Lender thereof and (ii) purchase from such other Lenders a participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06                                Taxes.

(a)                                  Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all Covered Taxes, except as otherwise required by law. If the Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank or the Administrative Agent then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)                                 Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, any Assignment Agreement or any Loan Document, and any interest, additions to Tax or penalties applicable thereto (hereinafter referred to as “Other Taxes”).

(c)                                  INDEMNIFICATION.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WILL INDEMNIFY AND HOLD HARMLESS EACH LENDER AND THE ISSUING BANK, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT FOR THE FULL AMOUNT

OF COVERED TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY COVERED TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 4.06) PAYABLE BY SUCH LENDER, THE ISSUING BANK OR THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT (ON THEIR BEHALF OR ON BEHALF OF ANY LENDER), AS THE CASE MAY BE, AND ALL EXPENSES WITH RESPECT THERETO, WHETHER OR NOT SUCH COVERED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. ANY PAYMENT PURSUANT TO SUCH INDEMNIFICATION SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE DATE ANY LENDER, THE ISSUING BANK, THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT, AS THE CASE MAY BE, MAKES WRITTEN DEMAND THEREFOR. A CERTIFICATE AS TO THE AMOUNT OF SUCH PAYMENT OR LIABILITY DELIVERED TO THE BORROWER BY A LENDER OR THE ISSUING BANK (WITH A COPY TO THE ADMINISTRATIVE AGENT), OR BY THE ADMINISTRATIVE AGENT ON ITS OWN BEHALF OR ON BEHALF OF A LENDER OR THE ISSUING BANK, SHALL BE CONCLUSIVE ABSENT MANIFEST ERROR. NOTWITHSTANDING ANYTHING CONTAINED IN THIS SECTION 4.06 TO THE CONTRARY, THE BORROWER SHALL BE UNDER NO OBLIGATION TO ANY LENDER, THE ISSUING BANK OR ANY AGENT WITH RESPECT TO ANY ADDITIONAL AMOUNTS DESCRIBED IN SUBSECTIONS (A) AND (C) OF THIS SECTION 4.06 TO THE EXTENT THAT THE LENDER, ISSUING BANK OR AGENT (AS THE CASE MAY BE) DOES NOT NOTIFY THE BORROWER WITHIN 120 DAYS AFTER THE LENDER, ISSUING BANK OR AGENT (AS THE CASE MAY BE) HAS ACTUAL KNOWLEDGE OF THE TAX CLAIM GIVING RISE TO SUCH ADDITIONAL AMOUNTS, AND THE BORROWER DOES NOT OTHERWISE HAVE ACTUAL KNOWLEDGE OF SUCH TAX CLAIM BEFORE THE END OF SUCH 120 DAY PERIOD.

(d)                                 As soon as practicable after any payment of Covered Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit O and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender also shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to U.S. federal backup withholding or U.S. federal information reporting requirements. Each Foreign Lender shall promptly notify the Borrower and the

Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f)                                    If the Administrative Agent, the Issuing Bank or any Lender determines, in its sole discretion, that it has received a refund of any Covered Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.06, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.06 with respect to the Covered Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will the Administrative Agent, the Issuing Bank or any Lender be required to pay any amount to the Borrower the payment of which would place the Administrative Agent, the Issuing Bank or such Lender in a less favorable net after-Tax position than the Administrative Agent, the Issuing Bank or such Lender would have been in if the additional amounts or indemnity payments giving rise to such refund of any Covered Taxes or Other Taxes had never been paid. This paragraph shall not be construed to require the Administrative Agent, the Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)                                 Any Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower or the Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to cooperate with Borrower in contesting any Tax in question if the making of such a filing or change or such cooperation would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, result in any unreimbursed cost or be otherwise disadvantageous to such Lender.

(h)                                 The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE V

Capital Adequacy and Additional Costs

Section 5.01                                Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Adjusted Rate borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Majority Lenders that the LIBOR Adjusted Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any notice by the Borrower that requests the conversion of any LIBOR Adjusted Rate borrowing of Revolving Credit Loans to, or continuation of any borrowing of Revolving Credit Loans as, a LIBOR Adjusted Rate borrowing shall be ineffective and (ii) if the Borrower requests a LIBOR Adjusted Rate borrowing of Revolving Credit Loans, such borrowing shall be made as an Base Rate borrowing; provided that if the circumstances giving rise to such notice affect only one Type of borrowings, then the other Type of borrowings shall be permitted.

Section 5.02                                Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Adjusted Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered (except for costs or reductions resulting from Covered Taxes or Other Taxes indemnifiable under Section 4.06 or from any Excluded Taxes).

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, and the circumstances or events giving rise to such amount or amounts, as specified in paragraph (a) or (b) of this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.03                                Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(h) and is revoked in accordance therewith) or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Adjusted Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 5.04                                Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 5.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.02 or 4.06, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 5.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.06, or if any Lender defaults in its obligation to fund Loans hereunder, or if the Borrower exercises its replacement rights under Section 12.04(d), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.02 or payments required to be made pursuant to Section 4.06, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VI

Conditions Precedent

Section 6.01                                Initial Funding. The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Administrative Agent and the Lenders of all fees payable pursuant to the Fee Letters and/or Section 2.05 on or before the Closing Date and the receipt by the Agents of the following documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:

(a)                                  A certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign the Loan Documents to which the Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete. The Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(b)                                 A certificate of the Secretary or an Assistant Secretary of each Guarantor setting forth (i) resolutions of its Board of Directors with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws, or other constitutive documents, of such Guarantor, certified as being true and complete. The Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary.

(c)                                  Good standing certificates for the Borrower and for each Guarantor (i) from the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, in each case dated as of a date not earlier than five Business Days prior to the Closing Date, (ii) from the Secretary of State in each other jurisdiction in which the Borrower or any Guarantor is qualified to do business as a foreign corporation, in each case other than with respect to California dated as of a date not earlier than ten Business Days prior to the Closing Date and with respect to California dated as of a date not earlier than thirty days prior to the Closing Date, and (iii) bring-down good standing evidence as of the Closing Date with respect to each qualification cited in clauses (i) and (ii).

(d)                                 A Compliance Certificate, duly and properly executed by a Responsible Officer of Holdings and the Borrower and dated as of the date of the Initial Funding, but excluding information required by clauses (c) and (d) as set forth on the form of Compliance Certificate.

(e)                                  Notes, duly completed and executed, for each Lender who requests Notes.

(f)                                    A certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.18 and naming the Collateral Agent as loss payee.

(g)                                 There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(h)                                 The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Lenders (which approval shall not be unreasonably withheld).

(i)                                     The Borrower shall have received $200.0 million in gross proceeds from the issuance and sale of the Senior Subordinated Notes, and the Senior Subordinated Notes Indenture shall be in form and substance reasonably satisfactory to the Lenders.

(j)                                     The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(k)                                  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Debt or preferred stock other than (i) the Loans and Letters of Credit hereunder, (ii) the Senior Subordinated Notes, (iii) the Debt listed on Schedule 9.01 and (iv) Debt owed to the Borrower or any Guarantor.

(l)                                     The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of (i) Shearman & Sterling LLP, special counsel for the Loan Parties, (ii) Stinson Morrison Hecker LLP, Kansas counsel for the Borrower, (iii) Richards, Layton & Finger, P.A., Delaware counsel to the Borrower and (iv) each local counsel listed on Schedule 6.01(l), in each case (A) dated the Closing Date or such later date as is reasonably satisfactory to the Administrative Agent, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Exhibit M and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(m)                               Solvency certificates in the form of Exhibit N, dated the Closing Date and signed by the chief financial officer of the Borrower and by the chairman, vice president or secretary of Holdings.

(n)                                 All material governmental and third party approvals necessary in connection with the Transactions, the financing thereof and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any, but excluding approvals relating to Landlord Consent Agreements) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the Transactions. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that has or would reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, the Transactions or any of the transactions contemplated hereby.

(o)                                 The Arrangers and Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(p)                                 Personal Property Requirements. The Collateral Agent shall have received:

(i)                                     All certificates or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank, or, in the case of stock certificates and stock powers, arrangements for the execution and delivery thereof promptly following the Closing Date shall have been made in a manner reasonably acceptable to the Administrative Agent.

(ii)                                  The Intercompany Note executed by and among Holdings and each of its Subsidiaries, and the Closing Date Intercompany Note, each accompanied by instruments of transfer undated and endorsed in blank.

(iii)                               All other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, the central cash concentration account maintained at JPMorgan Chase Bank, N.A. and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement).

(iv)                              UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Governmental Requirements in each jurisdiction as the Collateral Agent may deem reasonably necessary to perfect the Liens created, or purported to be created, by the Security Instruments.

(v)                                 Certified copies of UCC, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any material property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Security Instruments (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent).

(vi)                              Evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Instruments.

(q)                                 Real Property Requirements. The Collateral Agent shall have received (it being understood that (x) the conditions set forth in this clause (q) will not be satisfied with respect to certain Owned Mortgaged Properties on or before the Closing Date, (y) the satisfaction of such conditions is not a condition precedent to the Lenders’ making of the Initial Funding and (z) the obligation to satisfy such conditions is a covenant set forth in Section 8.13(b)):

(i)                                     A Mortgage encumbering each Owned Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Owned Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Owned Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Governmental Requirements, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent.

(ii)                                  With respect to each Owned Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary in order for the owner or holder of the fee or leasehold interest constituting such Owned Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Owned Mortgaged Property and consummate the Transactions.

(iii)                               With respect to each Mortgage on any Owned Mortgaged Property, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Owned Mortgaged Property and fixtures described therein in the amount of $1,000,000, which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by the following endorsements or affirmative coverage in the policy as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to first loss, last dollar, survey, variable rate, mortgage recording tax, revolving credit, waiver of arbitration, creditor rights and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent.

(iv)                              With respect to each Owned Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above.

(v)                                 Evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above.

(vi)                              With respect to each Real Property or Mortgaged Property, access to copies of all leases in which the Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Owned Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Owned Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent.

(vii)                           With respect to each Owned Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Owned Mortgaged Property.

(viii)                        Surveys with respect to each Owned Mortgaged Property (other than store numbers 1646, 4356 and 2002 listed on Schedule 8(a)(i) to the Perfection Certificate dated the Closing Date).

(ix)                                A completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(r)                                    USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the

Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 12.16.

(s)                                  Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.

Section 6.02                                Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue any Letters of Credit hereunder (including the Initial Funding) is subject to the delivery of a borrowing notice in accordance with Section 2.02(c) and the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a)                                  no Default shall exist; and

(b)                                 the representations and warranties made by the Borrower in Article VII and in the other Loan Documents shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date.

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02(b) (both as of the date of such notice and as of the date of such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit).

Section 6.03                                Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 6.04                                No Waiver, Etc. For purposes of determining compliance with the conditions specified in Section 6.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Initial Funding. No waiver of any condition precedent shall preclude the Administrative Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan.

ARTICLE VII

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders that each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing of a Loan and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02:

Section 7.01                                Corporate Existence. Each corporate Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each other Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company (i) has all requisite power, and has all governmental licenses, authorizations, consents and approvals desirable to own its assets and carry on its business as now being or as proposed to be conducted and (ii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except, in each case of clauses (i) and (ii), where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.02                                Financial Condition.

(a)                                  The audited consolidated balance sheet of the Borrower as at December 27, 2005 and December 28, 2004 and the consolidated statement of income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended on December 27, 2005, December 28, 2004 and December 30, 2003 (collectively, the “Closing Date Financial Statements”) with the opinion thereon of KPMG heretofore furnished to the Administrative Agent are complete and correct and fairly present the consolidated financial condition of the Borrower as at said dates and the results of its operations for such fiscal years all in accordance with GAAP, as applied on a consistent basis. Neither the Borrower nor any of its Subsidiaries has on the Closing Date any Debt in excess of $1,000,000 individually or in excess of $5,000,000 in the aggregate, except as referred to or reflected or provided for in the Closing Date Financial Statements or in Schedule 7.02. On the Closing Date, since the date of the latest balance sheet included in the Closing Date Financial Statements there has not occurred or become known to any Company any circumstance, change in or effect on the Borrower and its Subsidiaries’ business of owning and operating retail food service establishments at various locations in the United States, the Borrower or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on such business, the Borrower or any Subsidiary, is or is reasonably likely to be materially adverse to such business, franchise relationships, results of operations or the financial condition of the Borrower and its Subsidiaries taken as a whole (any of the foregoing, a “Material Adverse Change”); provided that none of the following shall be considered in determining whether there has been a Material Adverse Change:  (i) changes in general economic conditions, (ii) changes in laws or interpretations thereof by any governmental authority, (iii) changes in generally accepted accounting principles, or (iv) changes in current conditions caused by acts of terrorism or war (whether or not pending, threatened or declared) occurring after March 3, 2006, which, in the case of each of clauses (i)-(iv), do not materially disproportionately affect the Borrower and its Subsidiaries relative to other Persons operating in the same industry. On all dates after the Closing Date, since the date of the latest balance sheet included in the Closing Date Financial Statements, there has been no change or event having a Material Adverse Effect.

(b)                                 The forecasts of financial performance of the Borrower and its Subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable at the time they were made.

(c)                                  The Borrower has heretofore delivered to the Lenders the Borrower’s unaudited pro forma consolidated balance sheet and statements of income and cash flows and pro forma EBITDA for the fiscal year ended December 27, 2005 after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of the period presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

Section 7.03                                Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature, pending or, to the knowledge of the Borrower threatened against or affecting any Company which involves the possibility of any judgment or liability against any Company not fully covered by insurance (except for normal deductibles), and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 7.04                                No Breach. The Transactions will not (A) conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, (i) the respective Organizational Documents of any Company, (ii) any Governmental Requirement or (iii) any agreement or instrument (including the Franchise Agreements) to which any Company is a party or by which it is bound or to which it or its Properties are subject, or (B) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of any Company pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents, except, in the case of clauses (A)(ii), (A)(iii) and (B) only, for conflicts, unobtained consents, breaches, defaults and Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 7.05                                Authority. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. Each Company has all necessary power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by each Company of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of each Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor’s rights and by general principles of equity limiting the availability of certain remedies.

Section 7.06                                Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by any Company of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of certain of the Security Instruments as required by this Agreement.

Section 7.07                                Use of Loans. The proceeds of (a) the Term Loans shall be used to finance the Transactions and to pay related fees and expenses and (b) the Revolving Credit Loans are for general corporate purposes (not to exceed $5.0 million on the Closing Date). No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08                                ERISA.

(a)                                  Holdings, each of its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)                                  No act, omission or transaction has occurred which could result in imposition on Holdings, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)                                 No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by Holdings, any of its Subsidiaries or any ERISA Affiliate has been or is expected by Holdings, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred.

(e)                                  Full payment when due has been made of all amounts which Holdings, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                    The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of Holdings’ most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(g)                                 None of Holdings, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Holdings, a Subsidiary of Holdings or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)                                 None of Holdings, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)                                     None of Holdings, any of its Subsidiaries or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09                                Taxes. The Borrower and each of the Guarantors has timely filed all United States federal income tax returns and all other material Tax returns which are required to be filed by them and have timely paid all material Taxes due and payable by them, whether or not shown on such Tax returns, except such Taxes, if any, (i) that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP and (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Guarantors has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each of the Borrower and the Guarantors is unaware of any proposed or pending tax assessments, deficiencies or audits that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither the Borrower nor any of its Guarantors has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 7.10                                Titles, Etc.

(a)                                  Except as set out in Schedule 7.10, each of Holdings and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Permitted Collateral Liens or Permitted Liens in the case of Property not constituting Collateral.

(b)                                 All leases and agreements necessary for the conduct of the business of Holdings and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights, Properties and other assets presently owned, leased or licensed by Holdings and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit Holdings and its Subsidiaries to conduct their business in all material respects in the same manner (except for changes permitted under the Loan Documents) as their business has been conducted prior to the Closing Date.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the assets and Properties of Holdings and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

(e)                                  Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and whether such owned Real Property is leased and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company as of the date hereof and, as of the date hereof, whether such Real Property is a Mortgaged Property and, in each of the cases described in clauses (i) and (ii) of this Section 7.10(e), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions, except those consents the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company has received any notice of, or has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 7.18.

(g)                                 Collateral. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.11                                No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower or any Guarantor in connection with any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading in the light of the circumstances in which made as of the date such information is dated or provided; provided that, with respect to projected financial information, the Borrower and Guarantors represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected financial information may vary from actual results and that such variances may be material. There is no fact peculiar to any Company which has had a Material Adverse Effect or in the future would reasonably be expected, individually or in the aggregate, to have (so far as the Borrower or Holdings can now reasonably foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of any Company prior to, or on, the Closing Date in connection with the Transactions.

Section 7.12                                Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.13                                Capital Securities and Subsidiaries.

(a)                                  Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Capital Securities authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Capital Securities of each Company are duly and validly issued and, in the case that such Company is a corporation, are fully paid and non-assessable, and, other than the Capital Securities of Holdings and the Borrower, are owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries. All Capital Securities of NPC Management are owned directly by the Borrower. All Capital Securities of the Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Capital Securities pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Capital Securities pledged under the Security Agreement.

(b)                                 No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Capital Securities pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)                                  An accurate organizational chart, showing the ownership structure of Holdings, the Borrower, the Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

Section 7.14                                Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 7.15                                Defaults. No Company is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which any Company is a party or by which any Company is bound which default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.16                                Environmental Matters. Except (i) as provided in Schedule 7.16 or (ii) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a)                                  Each Company and its businesses, operations and any of its Real Properties are in compliance with, and such Company has no liability under, any applicable Environmental Laws;

(b)                                 Without limitation of clause (a) above, no Real Property of any Company nor the operations currently conducted thereon or, to the best knowledge of the Loan Parties, any operations conducted thereon by any prior owner or operator of such Real Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)                                  All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the businesses and operations of the Companies or ownership, operations and use of any and all Real Property of the Companies, including without limitation past or present treatment, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, are in full force and effect, and the Companies are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)                                 All Hazardous Materials generated at any Real Property of the Companies have in the past been transported, treated and disposed of in accordance with Environmental Laws, and, to the best knowledge of the Loan Parties, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and are not the subject of any existing, pending or threatened action or investigation by any Governmental Authority in connection with any Environmental Laws;

(e)                                  No Hazardous Materials have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on, at, under, from or to any Real Property of the Companies except in compliance with Environmental Laws or which would not reasonably be expected to result in liability under any Environmental Laws;

(f)                                    No Company has any known contingent liability in connection with any release or threatened release of any Hazardous Material into the environment;

(g)                                 No Company is paying for or conducting any remedial action at any location pursuant to any Environmental Laws; and

(h)                                 The Companies have made available to the Lenders all material records, including all environmental assessments, audits, reports and sampling data, in their possession or control as of the Closing Date concerning compliance with or actual or potential liability under any Environmental Laws, including those concerning the actual or suspected existence of Hazardous Material at any Real Property or facilities now or previously owned, leased or operated by any of them.

Section 7.17                                Compliance with the Law. No Company has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would reasonably be expected to have (in the event such violation or failure were asserted by any Person through appropriate action), individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Loan Parties or their Subsidiaries is in violation of any Governmental Requirement relating to terrorism or money laundering, including the Executive Order and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, in any material respect.

Section 7.18                                Insurance. Schedule 7.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by any Company as of the date hereof. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and as of the date hereof no notice of cancellation or termination has been received with respect to any such policy, except as set forth on Schedule 7.18. As of the date hereof, such policies are sufficient for compliance with all requirements of law and of all agreements to which any Company is a party; to the best of the Companies’ knowledge, are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business in similar locations for the assets and operations of each Company; to the best of the Companies’ knowledge, will remain in full force and effect through the respective dates set forth in Schedule 7.18 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.18 identifies all material risks as of the date hereof, if any, which the Borrower and each Guarantor and their respective Board of Directors, governing bodies or officers have designated as being self insured. As of the date hereof, no Company has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 7.19                                Restriction on Liens. No Company is a party to any agreement (other than this Agreement and the Security Instruments) which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties, except for any agreement that any Company is permitted to enter into under Section 9.20(i).

Section 7.20                                Material Agreements. Set forth on Schedule 7.20 hereto is a complete and correct list of all Franchise Agreements, leases and material debt agreements and indentures in effect as of the Closing Date. The Borrower has heretofore delivered or made available to the Administrative Agent a complete and correct copy of all Franchise Agreements, all leases, and all such material debt agreements and indentures, including any modifications or supplements thereto, as in effect on the Closing Date.

Section 7.21                                Solvency. Immediately after the Initial Funding and after giving effect to the application of the proceeds of the Initial Funding and the Transactions with respect to Holdings and its Subsidiaries on a consolidated basis, (a) the fair value of their Property, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of their Property will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 7.22                                Fiscal Year. The fiscal year of the Borrower and its Subsidiaries consists of 52 or 53 weeks, as the case may be, ending on the last Tuesday of December and having fiscal quarters ending on the last Tuesday of March, June, September and December in each year.

Section 7.23                                Stockholders of Holdings. On the Closing Date, the ownership of the Capital Securities of Holdings is as set forth on Schedule 7.23 attached hereto.

Section 7.24                                Intellectual Property.

(a)                                  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person against any Company challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)                                  To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party.

Section 7.25                                Security Instruments.

(a)                                  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than deposit accounts that are not the central cash concentration account maintained at JPMorgan Chase Bank, N.A. and such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b)                                 When the financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c)                                  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 8.05 and 8.09, when such Mortgage is filed in the applicable offices in accordance with the provisions of Sections 8.05 and 8.09), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(d)                                 Each Security Instrument delivered pursuant to Sections 8.05 and 8.09 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Instrument), such Security Instrument will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

Section 7.26                                Acquisition Documents . The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

Section 7.27                                [RESERVED].

Section 7.28                                Subordination of Senior Subordinated Notes. The Secured Obligations are “Senior Indebtedness” (or the equivalent thereof), the Guaranteed Obligations are “Guarantor Senior Indebtedness” (or the equivalent thereof) and the Secured Obligations and the Guaranteed Obligations are “Designated Senior Indebtedness” (or the equivalent thereof), in each case, within the meaning of the Senior Subordinated Notes Documents.

Section 7.29                                Franchise Agreements. There is a Franchise Agreement in full force and effect for each Restaurant, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no Franchise Agreement as in effect immediately prior to the Closing Date has been amended or modified in any manner materially adverse to the Lenders; no default by any Company exists under any Franchise Agreement that would result in termination of such Franchise Agreement, except for defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree with the Lenders that:

Section 8.01                                Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent for prompt distribution to the Lenders:

(a)                                  Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 26, 2006, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared (to the extent required by law) in accordance with Regulation S-X and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (a) may be furnished in the form of a Form 10-K and that the format of the Borrower’s “board report” shown to the Administrative Agent prior to the Closing Date will meet the format requirements of clause (ii)).

(b)                                 Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 28, 2006, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared (to the extent required by law) in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (b) may be furnished in the form of a Form 10-Q and that the format of the Borrower’s “board report” shown to the Administrative Agent prior to the Closing Date will meet the format requirements of clause (ii)).

(c)                                  Compliance Certificate. At the time it furnishes, or causes to be furnished, each set of financial statements pursuant to Section 8.01(a) or (b) above beginning with the financial statements for the fiscal quarter ending September 26, 2006, a Compliance Certificate executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.03, 9.04, 9.05, 9.12, 9.13, 9.14 and 9.16 as of the end of the respective Fiscal Quarter or fiscal year; and concurrently with any delivery of financial statements under Section 8.01(a) above, beginning with the fiscal year ending December 26, 2006, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards and, to the extent available from such accounting firm, stating such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

(d)                                 Notice of Default, Etc. Promptly (and in any event within three Business Days) after the Borrower knows that any Default or any Material Adverse Effect has occurred,

a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(e)                                  [RESERVED]

(f)                                    SEC Filings, Etc. Promptly upon its becoming available and not otherwise required to be delivered to the Administrative Agent under this Agreement, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters and routine communications) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(g)                                 Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement, but including the Senior Subordinated Notes Indenture, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h)                                 Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

(i)                                     Budgets. Within 30 days after the beginning of each fiscal year, a budget for the Borrower for such fiscal year.

(j)                                     Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified, in a manner materially adverse to the Lenders, in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice.

(k)                                  Other Matters. From time to time such other information regarding the business, affairs or financial condition of Holdings or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

Section 8.02                                Litigation and Other Notices. The Borrower shall promptly give to the Administrative Agent notice of (i) all legal or arbitral proceedings or litigation, and of all proceedings before any Governmental Authority affecting the Borrower or any Guarantor, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any litigation or proceeding with respect to any material Loan Document. Holdings and the Borrower will, and will cause each of their Subsidiaries to, promptly notify the Administrative Agent and each of the Lenders of any Casualty Event or judgment affecting any Property of Holdings, the Borrower or any Subsidiary if the value of the Casualty Event or judgment affecting such Property shall exceed $5.0 million.

Section 8.03                                Maintenance, Etc.

(a)                                  Generally. Each Loan Party will:  preserve and maintain its corporate existence and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of its rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements (including, without limitation, any Governmental Requirement relating to terrorism or money laundering) if failure to comply with such requirements would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; pay and perform its obligations under all Transaction Documents; timely file all material Tax returns and timely pay and discharge all Taxes imposed on it or on its income or profits or on any of its Property, except for any such Tax the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and which individually and in the aggregate would not reasonably be expected to result in a Material Adverse Effect; upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); provided that unless an Event of Default shall have occurred and be continuing, visits by Lenders (but not the Administrative Agent) will be made jointly and not more often than twice each fiscal year and only one such time shall be at the Borrower’s expense.

(b)                                 Operation of Properties. Each Loan Party will operate its Properties or cause such Properties to be operated substantially as they are currently operated in accordance with the practices of the fast food or quick service restaurant industry and in compliance in all material respects with all applicable contracts and agreements (including the Franchise Agreements) and in compliance in all material respects with all Governmental Requirements.

(c)                                  Insurance.

(i)                                     Each Loan Party will keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons on terms reasonably acceptable to the Majority Lenders.

(ii)                                  Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

(iii)                               Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(iv)                              Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as required by the guidelines of the Flood Disaster Protection Act of 1973, as amended from time to time, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 8.04                                Environmental Matters.

(a)                                  Compliance and Establishment of Procedures. The Companies will and will take commercially reasonable efforts to cause all lessees and other Persons occupying any of their Real Property to comply, in all material respects, with all applicable Environmental Laws, and conduct all remedial and other corrective actions required by, and in accordance with, Environmental Laws, and will establish and implement procedures as may reasonably be necessary to assure that any failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Notice of Action. The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or other Person of which the Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)                                  Future Acquisitions. The Borrower will and will cause each of its Subsidiaries to provide the Administrative Agent with environmental assessments and tests as reasonably requested by the Administrative Agent with respect to Owned Mortgaged Properties acquired after the Closing Date on account of any material environmental condition.

(d)                                 If a Default or Event of Default caused by reason of breach of Section 7.16 or Section 8.04(a) or (c) shall have occurred and be continuing for more than 20 days without the Borrower taking action reasonably likely to cure such Default or Event of Default, in accordance with applicable Environmental Laws, at the written request of the Administrative Agent or the Lenders through the Administrative Agent, the Borrower shall provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including where appropriate, soil and groundwater testing, prepared by an environmental consulting firm, and in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of

Hazardous Materials and the estimated cost of any compliance or remedial action to address them.

Section 8.05                                Further Assurances. The Loan Parties will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of the other Loan Documents. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Borrower’s expense, the Loan Parties will execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter, if applicable, register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Instruments or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Instrument, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority each Loan Party will execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require.

Section 8.06                                Performance of Obligations. The Borrower will pay the Loans according to this Agreement and the Notes; and the Borrower will and will cause each Guarantor to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents at the time or times and in the manner specified.

Section 8.07                                ERISA Information and Compliance. The Loan Parties will promptly furnish and will cause their Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent for prompt distribution to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon knowing of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Loan Party, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Loan Parties will, and will cause each of their Subsidiaries and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to Sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to Sections 4006 and 4007 of ERISA.

Section 8.08                                Certain Agreements. The Borrower and Holdings shall, and shall cause the Subsidiaries to, timely perform all of their material obligations under the Franchise Agreements and Restaurant Leases. Furthermore, the Borrower and Holdings will, and will cause the Subsidiaries to, promptly provide the Administrative Agent (for prompt distribution to the Lenders) with notice of default under or termination or expiration of any material Franchise Agreement.

Section 8.09                                Additional Collateral; Additional Guarantors.

(a)                                  The Loan Parties shall, subject to this Section 8.09, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Instruments but is not so subject, promptly (and in any event within 60 days after the acquisition thereof or such longer period as the Collateral Agent may agree in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Instruments or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Instruments in accordance with all applicable Governmental Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Instruments on such after-acquired properties.

(b)                                 The Loan Parties shall, with respect to any Person that is or becomes a Subsidiary of Holdings after the Closing Date, (i) deliver to the Collateral Agent the certificates, if any, representing all of the Capital Securities (other than Voting Stock) of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Securities, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary of Holdings (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Governmental Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, no Foreign

Subsidiary shall be required to take the actions specified in clause (ii) of this Section 8.09(b), if doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could be expected to trigger an increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent. The Loan Parties shall, on terms reasonably satisfactory to the Administrative Agent, structure all Capital Securities of each Subsidiary of Holdings such that 99% (or, in the case of a Subsidiary that is not organized in the United States, 95%) of the economic value of such Subsidiary resides in Capital Securities (which shall not constitute Voting Stock) the holders of which do not have, by reason of holding such Capital Securities, the right to elect any member of the Board of Directors of such Subsidiary or otherwise vote at shareholder meetings (except as otherwise provided to such holders under applicable law). In addition, the Loan Parties shall, on terms reasonably satisfactory to the Administrative Agent, ensure that the Organizational Documents of each Company (other than Holdings) require the consent of holders of a majority of Capital Securities of such Company not constituting Voting Stock for such changes to such Organizational Documents where the consent of the non-voting stockholders is required by applicable law.

(c)                                  The Loan Parties shall (i) promptly grant to the Collateral Agent, within 90 days of the acquisition thereof or such longer period as the Collateral Agent may agree in its sole discretion, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $500,000, and (ii) use commercially reasonable efforts to promptly grant to the Collateral Agent, within 90 days of the acquisition thereof or such longer period as the Administrative Agent may agree in its sole discretion, a security interest in and Mortgage on each Real Property with a net rentable interior space of at least 3,000 sq. ft. that is leased to such Loan Party for a term of at least 3 years, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 9.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (in the case of a Real Property owned in fee by a Loan Party) and local counsel opinion in respect of such Mortgage (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided that a local counsel opinion with respect to any Mortgage delivered pursuant to clause (ii) need only be delivered to the extent that such Mortgage is filed in a state in which at least three Real Properties (including such Real Property) have been mortgaged pursuant to such clause in the then current calendar year)).

(d)                                 Excluded Assets. Notwithstanding anything in this Section 8.09 to the contrary, no provision in any of the Loan Documents shall be deemed to grant a security interest in, a pledge of, or otherwise encumber, the Excluded Assets, or make the Excluded Assets subject to any security agreement, pledge agreement, mortgage, deed of trust, transfer or assignment. To the extent any provision in any of the Loan Documents is inconsistent with the preceding sentence, the preceding sentence shall control. Notwithstanding anything in this Section 8.09 to the contrary, for a period of 90 days after the Closing Date no provision in any of the Loan Documents shall be deemed to grant a security interest in, a pledge of, or otherwise encumber, the Capital Securities of NPC Restaurant Holdings, Inc. or Hawk-Eye Pizza, LLC, or to make such Capital Securities subject to any reorganization requirement (or to make the Organizational Documents of NPC Restaurant Holdings, Inc. or Hawk-Eye Pizza, LLC subject to any amendment requirement) pursuant to Section 6.01(s) or 8.09(b) or any security agreement, pledge agreement, mortgage, deed of trust, transfer or assignment; it being understood that if the legal existence of NPC Restaurant Holdings, Inc. or Hawk-Eye Pizza, LLC is not terminated in accordance with Section 9.08(c) within 90 days after the Closing Date this exclusion shall not apply to any such entity that is not terminated at such time. Notwithstanding anything in this Section 8.09 to the contrary, NPC Bar Management Corporation shall not be a Guarantor. Notwithstanding anything in this Section 8.09 to the contrary, for a period of 20 days after the Closing Date no provision in any of the Loan Documents shall be deemed to grant a security interest in, a pledge of, or otherwise encumber, the Capital Securities of Intermediate Holdco or to make such Capital Securities subject to any reorganization requirement (or to make the Organizational Documents of Intermediate Holdco subject to any amendment requirement) pursuant to Section 6.01(s) or 8.09(b) or any security agreement, pledge agreement, mortgage, deed of trust, transfer or assignment; it being understood that if the legal existence of Intermediate Holdco is not terminated in accordance with Section 9.08(b) within 20 days after the Closing Date this exclusion shall not apply.

Section 8.10                                Taxes.

(a)                                  Payment of Obligations. The Loan Parties shall pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto and (y) the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Filing of Returns. The Loan Parties shall timely and correctly file all material tax returns required to be filed by them. The Loan Parties shall withhold, collect and remit all Taxes that they are required to collect, withhold or remit.

(c)                                  Tax Shelter Reporting. The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 8.11                                Information Regarding Collateral. The Loan Parties will not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains material books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Consent Agreement.

Section 8.12                                Interest Rate Protection. Not later than ninety days after the Closing Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements with terms and conditions acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Borrower’s Consolidated Debt other than Revolving Credit Loans being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

Section 8.13                                Post-Closing Collateral Matters.

(a)                                  Within twenty (20) days after the Closing Date, Holdings shall reorganize the capital structure of each of its Subsidiaries (or arrangements for such reorganization promptly following closing shall have been made in a manner reasonably acceptable to the Administrative Agent) so that 99% (or, in the case of a Subsidiary that is not organized in the United States, 95%) of the economic value of the Capital Securities of each Subsidiary is in non-Voting Stock of such Subsidiary, on terms reasonably satisfactory to the Administrative Agent. In addition, the Organizational Documents of the Borrower and each of its Subsidiaries shall be amended, if necessary, to require the consent of the holders of a majority of the non-Voting Stock of the Borrower or such subsidiary, as applicable, for such changes for which the consent of the non-voting stockholders is required by applicable law. The Collateral Agent shall receive stock certificates and executed stock powers created in connection with the reorganization together with a favorable written opinion of Shearman & Sterling LLP addressed to the Administrative Agent, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank.

(b)                                 To the extent such items have not been delivered as of the Closing Date, within thirty (30) days after the Closing Date, unless waived or extended by the Administrative Agent in its sole discretion, the applicable Loan Party shall deliver to the Administrative Agent, with respect to each Owned Mortgaged Property, the following:

(1)                                  duly executed and acknowledged Mortgages, financing statements and other instruments meeting the requirements of Section 6.01(q)(i);

(2)                                  consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments meeting the requirements of Section 6.01(q)(ii);

(3)                                  a Title Policy meeting the requirements of Section 6.01(q)(iii);

(4)                                  affidavits, certificates, information and instruments as required by Section 6.01(q)(iv);

(5)                                  evidence of payment of all applicable title insurance premiums, mortgage recording taxes, fees, charges, costs and expenses required for the recording of each Mortgage and issuance of the Title Policies as required by Section 6.01(q)(v);

(6)                                  copies of all leases or other agreements as required by Section 6.01(q)(vi);

(7)                                  notifications, registrations and filings meeting the requirements of Section 6.01(q)(vii);

(8)                                  Surveys as required by Section 6.01(q)(viii);

(9)                                  a completed Federal Emergency Management Agency Standard Flood Hazard Determination as required by Section 6.01(q)(ix); and

(10)                            favorable written opinions of local counsel in the states in which each such Owned Mortgaged Property is located.

(c)                                  Within ninety (90) days after the Closing Date, the applicable Loan Parties shall make commercially reasonable efforts to deliver to the Administrative Agent (unless waived or extended by the Administrative Agent in its sole discretion), the following:

(1)                                  A Mortgage encumbering each Leased Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Leased Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Leased Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Governmental Requirements, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(2)                                  With respect to each Leased Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary in order for the owner or holder of the fee or leasehold interest constituting such Leased Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Leased Mortgaged Property;

(3)                                  With respect to each Leased Mortgaged Property, evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages referred to above;

(4)                                  With respect to each Leased Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Leased Mortgaged Property; and

(5)                                  favorable written opinions of local counsel in the States in which each such Leased Mortgaged Property is located (other than any State where (x) no Owned Mortgaged Property is located and (y) leasehold mortgages on less than 5 Real Properties secure the Existing Credit Agreement), each in form reasonably satisfactory to the Administrative Agent.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree with the Lenders that:

Section 9.01                                Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(a)                                  The Loans or other Obligations or any guaranty of or suretyship arrangement for the Loans or other Obligations.

(b)                                 (i) Debt of the Borrower and the Guarantors existing on the Closing Date and listed on Schedule 9.01, (ii) the Senior Subordinated Notes and Senior Subordinated Notes Guarantees issued on the Closing Date (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Senior Subordinated Notes and Senior Subordinated Notes Guarantees) and (iii) any refinancings, refundings, renewals or extensions thereof; provided that (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Debt has a later or equal final maturity and longer or equal weighted average life than the Debt being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall, in the aggregate, not be materially less favorable to the Lenders than those contained in the Debt being renewed or refinanced.

(c)                                  Accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefor.

(d)                                 Debt permitted by Section 9.03(c).

(e)                                  Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of incurrence.

(f)                                    Debt of the Borrower and its Subsidiaries under Hedging Agreements entered into as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the operations of the Borrower and its Subsidiaries, including guarantees of any such Hedging Agreements.

(g)                                 Debt in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed).

(h)                                 Any guaranty by the Borrower or a Subsidiary of the Borrower of Debt of a Loan Party that is permitted under this Agreement.

(i)                                     Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

(j)                                     Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business.

(k)                                  Debt in respect of Purchase Money Obligations and Capitalized Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $20.0 million at any time outstanding.

(l)                                     Debt assumed in connection with any Permitted Acquisition or of any Person that becomes a Subsidiary of the Borrower after the date hereof; provided that (i) such Debt exists at the time such Permitted Acquisition is consummated or such Person becomes a Subsidiary and is not created in contemplation of or in connection with the consummation of such Permitted Acquisition or such Person becoming a Subsidiary and (ii) the aggregate principal amount of Debt (other than Capitalized Lease Obligations) permitted by this clause (l) shall not exceed $10.0 million at any time outstanding and the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (l) shall not exceed $50.0 million at any time outstanding.

(m)                               Debt representing deferred compensation to employees of the Companies or similar arrangements (including, without limitation, Debt issued in connection with Restricted Payments permitted under Section 9.04(d)).

(n)                                 Debt incurred in a Permitted Acquisition or a transaction permitted under Section 9.16 solely due to terms providing for the adjustment of a purchase price or similar adjustments.

(o)                                 other unsecured Debt in an aggregate principal amount not exceeding $10.0 million at any time outstanding.

Section 9.02                                Liens. Neither Holdings nor any Subsidiary will create, incur, assume or permit to exist directly or indirectly any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                  Liens securing the payment of Secured Obligations pursuant to the Security Instruments.

(b)                                 Excepted Liens.

(c)                                  Liens disclosed on Schedule 9.02.

(d)                                 Liens existing at the time such Property is acquired on Property acquired by Holdings or any of its Subsidiaries after the Closing Date or Liens existing on Property of a Person immediately prior to such Person being consolidated with or merged into Holdings or any of its Subsidiaries or such Person becoming a Subsidiary; provided that

(a) no such Lien shall have been created or assumed in contemplation of such acquisition, consolidation or merger or such Person’s becoming a Subsidiary, (b) each such Lien shall at all times be confined solely to the Property so acquired and (c) the incurrence of any Debt secured by such Liens will not cause a Default of Section 9.01 or 9.12 measured on a Pro Forma Basis as of the most recent Test Period.

(e)                                  Liens to extend or renew Liens permitted by clauses (c) and (d) above so long as such Liens do not extend to any Property not subject to the original Lien.

(f)                                    Liens securing Debt incurred pursuant to Section 9.01(k); provided that any such Liens attach only to the property being financed pursuant to such Debt and do not encumber any other property of any Company.

(g)                                 Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $10.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Instruments.

(h)                                 Cash deposits securing any Hedging Agreement entered into in connection with the Loans hereunder.

(i)                                     (i) Deposits securing liability to insurance carriers under insurance plans and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary.

(j)                                     Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition.

(k)                                  Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (iv) of the definition thereof.

(l)                                     Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business.

(m)                               Liens in favor of the Borrower or any Guarantor.

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on (i) any Securities Collateral or (ii) any Excluded Assets, other than, in each case, Liens granted pursuant to the Security Instruments.

Section 9.03                                Investments, Loans and Advances. No Company shall, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)                                  Investments, loans or advances listed on Schedule 9.03 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment as in effect on the date hereof or as otherwise permitted by this Section 9.03.

(b)                                 Accounts receivable arising in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors.

(c)                                  Investments (i) by any Company in the Borrower or any Subsidiary Guarantor, (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor and (iii) by the Borrower in Intermediate Holdco pursuant to the Closing Date Intercompany Note; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note or the Closing Date Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Instruments.

(d)                                 The Companies may consummate the Transactions in accordance with the provisions of the Transactions Documents.

(e)                                  Hedging Obligations incurred pursuant to Section 9.01(f).

(f)                                    Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

(g)                                 Loans or advances to officers, directors and employees of Holdings and its Subsidiaries for ordinary business purposes in an amount not to exceed $5.0 million at any time outstanding.

(h)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit.

(i)                                     Promissory notes and other non-cash consideration received in connection with Asset Sales permitted by Section 9.16.

(j)                                     Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 9.08 or 9.22 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

(k)                                  Investments arising out of guarantees permitted under Section 9.01.

(l)                                     Other Investments in an aggregate amount not to exceed $5.0 million at any time outstanding plus the amount of the Available Amount available at the time such Investment is made.

(m)                               Investments in Cash Equivalents.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to Holdings or any Guarantor.

Section 9.04                                Restricted Payments. Neither Holdings nor any Subsidiary will, directly or indirectly, declare, order, pay, make or set apart any sum or Property for any Restricted Payment, return any capital to its stockholders or make any distribution of its assets to its stockholders, except:

(a)                                  Any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary of the Borrower (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Capital Securities of such Subsidiary based on their relative ownership interests).

(b)                                 The Borrower may make payments to or on behalf of Holdings in an amount sufficient to pay, to the extent actually used by Holdings to pay, (A) franchise taxes, costs, expenses and other fees required to maintain the legal existence of Holdings and (B)  out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $1.0 million in any fiscal year.

(c)                                  Holdings or any Subsidiary may purchase the Capital Securities of any Subsidiary.

(d)                                 So long as no Default exists the Borrower may make payments to Holdings to permit Holdings, and Holdings may make subsequent use of such payments, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that (x) to the extent such redemptions and payments are required under any Franchise Agreement, there shall not be any limit on such redemption and payments and (y) except as otherwise provided in clause (x), the aggregate consideration paid for all such redemptions and payments shall not exceed $1.0 million in any fiscal year.

(e)                                  Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Securities (other than Disqualified Capital Stock) of such Person.

(f)                                    Holdings and the Borrower may make Restricted Payments to consummate the Transactions (including, without limitation, Restricted Payments in respect of the Closing Date Intercompany Note).

(g)                                 Holdings and the Borrower may make Restricted Payments in any fiscal year in an amount equal to sum of 50% of Excess Cash Flow for each Excess Cash Flow Period for which the Leverage Ratio at the end of the Test Period ending on the same date as such Excess Cash Flow Period was less than 3.50:1.00 and for which Excess Cash Flow has been applied as a mandatory prepayment of the Loans in accordance with Section 2.08(f) so long as such amount has not been previously applied to (i) make an Investment in accordance with Section 9.03(l), (ii) make, in whole or in part, a Capital Expenditure pursuant to Section 9.14 or (iii) pay, in whole or in part, Acquisition Consideration for a Permitted Acquisition, and, in all cases, so long as after making such Restricted Payment the Leverage Ratio is less than 3.50:1.00 on a Pro Forma Basis and no Default has occurred and is continuing.

(h)                                 The Borrower may make Restricted Payments to Holdings that are used by Holdings to satisfy its obligations pursuant to its Organizational Documents and the Acquisition Agreement, in each case, as in effect on the Closing Date with respect to indemnifying its managing member, officers and directors, with respect to liabilities incurred in performing work for the benefit of the Borrower and its Subsidiaries, and reimbursing its members for income tax liabilities.

Section 9.05                                Sale and Leaseback Transactions. Neither Holdings nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Holdings or any Subsidiary shall sell, lease or otherwise transfer any of its Property, whether now owned or hereafter acquired, and whereby Holdings or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Holdings or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred, unless (i) both before and after giving effect thereto, no Default exists or would result therefrom, (ii) such Property consists solely of a Restaurant Location, and (iii) the Net Cash Proceeds of such transaction are applied in accordance with Section 2.08(c).

Section 9.06                                Nature of Business; Franchises. Neither Holdings nor any Subsidiary will allow any material change to be made in the character of its business as conducted as of the Closing Date or enter into any business other than as a Pizza Hut or a Wing Street franchisee or a franchisee of Yum! Brands, Inc. and its Affiliates. Neither Holdings nor any of its Subsidiaries will take any action or fail to take any action which results in the loss of any Franchise Agreement, license, or other permit which would preclude Holdings, the Borrower or any Guarantor from operating such franchise under the name “Pizza Hut,” or such other names and trademarks as are designated in the Franchise Agreements or any other franchise agreements if such loss would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.07                                [RESERVED].

Section 9.08                                Mergers and Consolidations. No Company will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)                                  acquisitions in compliance with Section 9.22;

(b)                                 any Company may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly-Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Instruments shall be maintained or created in accordance with the provisions of Section 8.05 or Section 8.09, as applicable;

(c)                                  any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)                                 any Subsidiary (other than NPC Management) may merge with any other Person in order to effect an Investment permitted pursuant to Section 9.03; provided that the continuing or surviving Person shall be a Subsidiary and shall have complied with the requirements of Section 8.09;

(e)                                  any Company (other than the Borrower or NPC Management) may consummate any winding-up, liquidation, dissolution, merger or consolidation, the purpose of which is to effect an Asset Sale permitted pursuant to Section 9.16;

(f)                                    the Companies may consummate the Transactions.

To the extent the Majority Lenders or all the Lenders, as applicable, waive the provisions of this Section 9.08 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.08, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Instruments, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 9.08, the Agents shall take all actions necessary or reasonably requested by the Companies in order to effect the foregoing.

Section 9.09                                Proceeds of Loans; Letters of Credit. The Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 9.10                                ERISA Compliance. Holdings will not at any time:

(a)                                  Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)                                 Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any material liability to Holdings, any Subsidiary or any ERISA Affiliate to the PBGC;

(c)                                  Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Holdings, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)                                 Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)                                  Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by Holdings, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect if such plan were terminated. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

(f)                                    Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)                                 Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to Holdings, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the three-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)                                 Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(i)                                     Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)                                     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability, such that Holdings, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.11                                [RESERVED].

Section 9.12                                Maximum Total Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the last day of each Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending:	Leverage Ratio
September 1, 2006 - June 26, 2007	6.25 to 1.0
June 27, 2007 - December 25, 2007	6.00 to 1.0
December 26, 2007 - June 24, 2008	5.75 to 1.0
June 25, 2008 - December 30, 2008	5.50 to 1.0
December 31, 2008 - December 29, 2009	5.25 to 1.0
December 30, 2009 - December 28,2010	4.75 to 1.0
December 29, 2010 - December 27, 2011	4.25 to 1.0
December 28, 2011 and thereafter	4.00 to 1.0

Section 9.13                                Minimum Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio, determined as of the last day of each Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period Ending:	Interest Coverage Ratio
September 1, 2006 - December 25, 2007	1.50 to 1.0
December 26, 2007 - December 30, 2008	1.60 to 1.0
December 31, 2008 - December 29, 2009	1.65 to 1.0
December 30, 2009 - June 29, 2010	1.70 to 1.0
June 30, 2010 and thereafter	1.75 to 1.0

Section 9.14                                Limitation on Capital Expenditures. The Borrower will not permit the amount of Total Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period	Amount
(in millions)
June 27, 2006 - December 26, 2006	$50.0
December 27, 2006 - December 25, 2007	$50.0
December 26, 2007 - December 30, 2008	$50.0
December 31, 2008 - December 29, 2009	$50.0
December 30, 2009 - December 28,2010	$40.0
December 29, 2010 - December 27, 2011	$40.0
December 28, 2011 - December 25, 2012	$40.0

; provided, however, that (x) if the aggregate amount of Total Capital Expenditures made in any fiscal year shall be less than the maximum amount of Total Capital Expenditures permitted under this Section 9.14 for such fiscal year (before giving effect to any carryover), then an amount of such shortfall (without giving effect to clause (z) below) not exceeding 100% of such maximum amount may be added to the amount of Total Capital Expenditures permitted under this Section 9.14 for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased by (A) the amount of the Available Amount available at any time and (B) the Capital Expenditures Expansion Amount for such period.

Section 9.15                                [RESERVED].

Section 9.16                                Asset Sales. No Company will effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)                                  disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)                                 Asset Sales that (i) at least 80% of the consideration therefor, measured at the time thereof, consists of cash and Cash Equivalents, (ii) the consideration therefor has a Fair Market Value at the time of such Asset Sale, in the good faith opinion of the Borrower, at least equal to that of the Property subject to such Asset Sale and (iii) the aggregate consideration received therefor shall not exceed $20.0 million in any fiscal year or $70.0 million since the Closing Date;

(c)                                  leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Instruments;

(d)                                 mergers and consolidations in compliance with Section 9.08;

(e)                                  Investments in compliance with Section 9.03;

(f)                                    Sale and Leaseback Transactions of Restaurant Locations so long as Sections 2.08(c) and 9.05 are complied with; and

(g)                                 transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event.

To the extent the Majority Lenders or all the Lenders, as applicable, waive the provisions of this Section 9.16 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.16, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Instruments, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 9.16, the Agents shall take all actions necessary or reasonably requested by the Companies in order to effect the foregoing.

Section 9.17                                Environmental Matters. Neither Holdings nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 9.18                                Transactions with Affiliates. Neither Holdings nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, (x) with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or (y) between or among two or more Subsidiaries. Notwithstanding the foregoing, (i) the consummation of the Transactions pursuant to the Transaction Documents and the Closing Date Intercompany Note shall be permitted, (ii) so long as no Default exists, the payment of regular management fees and related indemnities and reasonable expenses to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date shall be permitted, (iii) any transaction with an Affiliate where the only consideration paid by any Company is Qualified Capital Stock of Holdings shall be permitted, (iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Subsidiaries, shall be permitted, (v) any agreement as in effect on the date hereof, or any amendment thereto (so long as any such amended agreement as determined in good faith by senior management or the Board of Directors of the Borrower is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the date hereof) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Borrower shall be permitted, (vi) transactions among Loan Parties shall be permitted and (vii) Holdings and its Subsidiaries may enter into employment and severance arrangements with officers and employees in the ordinary course of business.

Section 9.19                                Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, acquire or create any additional Subsidiaries, unless the requirements of Section 8.09 have been or are contemporaneously satisfied.

Section 9.20                                Negative Pledge Agreements, Etc. No Company will, or will permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Senior Subordinated Notes Indenture and the Security Instruments and those required by Governmental Requirements) which in any way

(i)                                     prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, except for (1) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 9.01 but solely to the extent any negative pledge relates to the Property financed by or the subject of such Debt, (2) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (3) prohibitions and restrictions contained in any Franchise Agreement and (4) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; or

(ii)                                  restricts any Subsidiary from (a) paying dividends or making other distributions to Holdings or the Borrower, (b) paying any Debt owed to Holdings or the Borrower, (c) making loans or advances to Holdings or the Borrower, (d) transferring any of its Properties to Holdings or the Borrower or (e) making payments under any guaranty not otherwise prohibited by this Agreement, except for any agreement in effect (1) on the date hereof, and, to the extent such agreement evidences any Debt, any agreement evidencing any renewal, extension or refinancing of such Debt permitted hereunder that does not create more onerous restrictions on such Subsidiary than the existing agreement, (2) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (3) representing Debt of a Subsidiary of the Borrower which is not required to be a Loan Party which is permitted by Section 9.01, or (4) in connection with any Asset Sale permitted by Section 9.16 pending consummation of such sale.

Section 9.21                                Change of Fiscal Year. The Borrower will not change its fiscal year, which shall consist of fiscal quarters ending on the last Tuesday of March, June, September and December in each year.

Section 9.22                                Acquisitions. No Company shall purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property (whether tangible or intangible) of any Person or of assets constituting a business unit or division of such Person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)                                  Capital Expenditures by the Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 9.14;

(b)                                 purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c)                                  Investments in compliance with Section 9.03;

(d)                                 leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Instruments;

(e)                                  the Transactions as contemplated by the Transaction Documents;

(f)                                    Permitted Acquisitions; and

(g)                                 mergers and consolidations in compliance with Section 9.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Instruments shall be maintained or created in accordance with the provisions of Section 8.05 or Section 8.09, as applicable.

Section 9.23                                Prepayments of Other Debt; Modifications of Organizational Documents and Other Documents, Etc. No Company shall directly or indirectly:

(a)                                  make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Debt outstanding under the Senior Subordinated Notes, except as otherwise permitted by Section 9.01(b);

(b)                                 amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or the Closing Date Intercompany Note in any manner that is adverse in any material respect to the interests of the Lenders;

(c)                                  terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Capital Securities (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Securities, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Capital Securities, so long as such issuance is not prohibited by Section 9.24 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Capital Securities; or

(d)                                 cause or permit any other obligation (other than the Secured Obligations and the Guaranteed Obligations) to constitute Designated Senior Debt (as defined in the Senior Subordinated Notes Documents).

Section 9.24                                Limitation on Issuance of Capital Securities.

(a)                                  Holdings shall not issue any Capital Security that is not Qualified Capital Stock.

(b)                                 No Company (other than Holdings) shall issue any Capital Securities (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Capital Securities, except (i) for stock splits, stock dividends and additional issuances of Capital Securities which do not decrease the percentage ownership of Holdings or any Subsidiaries in any class of the Capital Securities of such Subsidiary; (ii) any Subsidiary of the Borrower may issue Capital Securities to the Borrower or any other Subsidiary of the Borrower; and (iii) the Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Capital Securities issued in accordance with this Section 9.24(b) shall, to the extent required by Sections 8.05 and 8.09 or any Security Agreement or if such Capital Securities are issued by the Borrower, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

Section 9.25                                Business. Each of Holdings and Intermediate Holdco shall not engage in any business activities or have any properties or liabilities, other than (i) in the case of Holdings, its ownership of the Capital Securities of the Borrower or Intermediate Holdco and in the case of Intermediate Holdco its ownership of the Capital Securities of the Borrower, (ii) obligations under the Loan Documents and the Senior Subordinated Notes Documents, (iii) in the case of Holdings, activities in connection with the Management Services Agreement and (iv) activities, properties and liabilities incidental to the foregoing clauses (i), (ii) and (iii). NPC Bar Management Corporation shall not engage in any business activities or have any properties or liabilities, other than owning liquor licenses for Restaurants in the State of Texas and activities, properties and liabilities incidental thereto.

Section 9.26                                [RESERVED].

Section 9.27                                Embargoed Person. No Loan Party shall cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Requirement promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Governmental Requirement, or the Loans made by the Lenders would be in violation of a Governmental Requirement, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Governmental Requirement or the Loans are in violation of a Governmental Requirement.

ARTICLE X

Events of Default; Remedies

Section 10.01                          Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)                                  (i) the Borrower shall default in the payment or prepayment when due of any principal of any Loan, or any reimbursement obligation with respect to LC Disbursements, or (ii) the Borrower shall default in the payment when due of any interest on any Loan or any fees or other amount payable by it hereunder or under any Loan Document and such default under this clause (ii) shall continue unremedied for a period of five Business Days; or

(b)                                 any Company shall default in the payment when due after any applicable grace period with respect thereto of any principal of or interest on any of its other Debt exceeding $5.0 million individually or $10.0 million in the aggregate, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c)                                  any representation, warranty or certification made, in writing, or deemed made herein or in any other Loan Document by Holdings or any Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)                                 (i) the Borrower or Holdings shall default in the performance of any of its obligations under Article IX, Section 8.01(d), the first sentence of Section 8.02 or under Section 8.03(a) (with respect to maintenance of the Borrower’s existence); or (ii) the Borrower or any Guarantor shall default in the performance of any of its obligations under Article VIII (other than Section 8.01(d), the first sentence of Section 8.02 or under Section 8.03(a) (with respect to maintenance of the Borrower’s existence)) or any other Loan Document (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default under this clause (ii) shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (y) the Borrower or Holdings otherwise becoming aware of such default; or

(e)                                  the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)                                    the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g)                                 a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h)                                 a judgment or judgments for the payment of money in excess of $5.0 million in the aggregate (after subtraction of any applicable insurance proceeds paid in respect thereof prior to the occurrence of any stay or appeal described below) shall be rendered by a court against the Borrower or any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured within thirty (30) days from the date of entry thereof and the Borrower or such Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)                                     any Loan Document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof or as a result of acts or omissions by the Administrative Agent, any Lender or their agents or satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due and payable), cease to be in full force and effect and valid, binding and enforceable in accordance with its terms, or, if applicable, cease to create a valid and perfected Lien of the priority required thereby on a material portion of the collateral purported to be covered thereby or to confer the rights, powers or privileges purported to be created or granted thereunder, except to the extent permitted by the terms of this Agreement or as a result of acts or omissions by the Administrative Agent, any Lender or their agents or satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due and payable), or the Borrower or any Guarantor shall so deny or repudiate in writing any obligation under or in respect of any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations not then due and payable)) or commence a proceeding seeking to establish the invalidity or unenforceability thereof; or

(j)                                     a Change of Control occurs; or

(k)                                  any Guarantor takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f) or (g); or

(l)                                     one or more ERISA Events shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien on any properties of a Company.

Section 10.02                          Remedies.

(a)                                  In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01 or in clause (k) to the extent it relates to Holdings, the Borrower or NPC Management, the Administrative Agent may, and upon request of the Majority Lenders shall, by notice to the Borrower, cancel the Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.03(j)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b)                                 In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01 or in clause (k) to the extent it relates to Holdings, the Borrower or NPC Management, the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.03(j)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 10.03                          Application of Proceeds. After the exercise of remedies provided for in Section 10.02(a) (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in Section 10.02(b)), any amounts received by the Agents on account of the Obligations shall be applied by the Collateral Agent in the following order:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                                  Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including reimbursement obligations in respect of LC Disbursements and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)                                  Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

Section 10.04                          Holdings’ Right to Cure.

(a)                                  Cure Right Mechanics. Notwithstanding anything to the contrary contained in Section 10.01, in the event that the Borrower fails to comply with the requirements of Section 9.12, 9.13 or 9.14, until the expiration of the 10th day subsequent to the date the Compliance Certificate calculating such covenant is required to be delivered pursuant to Section 8.01(c), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the common equity capital of Holdings, and, in each case, to contribute any such cash to the common equity capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     if such Cure Right is exercised with respect to (x) Section 9.12 or 9.13, Consolidated EBITDA for the latest Fiscal Quarter included in the Test Period for which the Compliance Certificate was required to be delivered shall be increased, solely for the purpose of measuring such covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and (y) Section 9.14, the amount of Total Capital Expenditures allowed for such period shall be increased, solely for the purpose of measuring such covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all such covenants, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for this purposes of the Agreement.

(b)                                 Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (b) in each eight-fiscal-quarter period, there shall be a period of at least four consecutive fiscal quarters during which the Cure Right is not exercised and (c) the Cure Amount shall be no greater than the amount required for purposes of complying with such covenants.

ARTICLE XI

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agents as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an

Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

An Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agents are required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.04), and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.04) or in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to an Agent by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of an Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, an Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the bookmanagers, Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

THE LENDERS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE ISSUING BANK RATABLY IN ACCORDANCE WITH THEIR PERCENTAGE OF THE SUM OF OUTSTANDING LOANS, UNUSED AGGREGATE COMMITMENTS AND LC EXPOSURE FOR THE INDEMNITY MATTERS AS DESCRIBED IN SECTION 12.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE BORROWER UNDER SECTION 12.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SAID SECTION 12.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT  OR THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF:  (I) THE LOAN DOCUMENTS OR ANY OTHER DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES HEREUNDER OR (II) THE ENFORCEMENT OF ANY OF THE TERMS OF THE LOAN DOCUMENTS OR OF ANY SUCH OTHER DOCUMENTS; WHETHER OR

NOT ANY OF THE FOREGOING ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR THE ISSUING BANK; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR THE ISSUING BANK.

ARTICLE XII

Miscellaneous

Section 12.01                          Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02                          Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (if agreed as provided below), as follows:

(i)                                     if to a Loan Party, to the Borrower at NPC International, Inc., 14400 College Blvd., Suite 201, Lenexa, Kansas 66215, Attention of Troy Cook (Telecopy No. (913) 327-5849; E-Mail:  troy.cook@npcinternational.com); with a copy to NPC International, Inc., 720 West 20th Street, Pittsburg, Kansas 66762, Attention of Susan Dechant (Telecopy No.:  620-231-3746; E-Mail:  susan.dechant@npcinternational.com);

(ii)                                  if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, IL 60603, Attention of Mi Y Kim -  Agency Services (Telecopy No. (312) 385-7098), with a copy to JPMorgan Chase Bank, 707 Travis Street, 8th Floor, Houston, TX, 77002, Attention of Debra Harris (Telecopy No. (713) 216-4651);

(iii)                               if to the Issuing Bank, to it at Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, IL 60603, Attention of Mi Y Kim -  Agency Services (Telecopy No. (312) 732-4864), with a copy to JPMorgan Chase Bank, 707 Travis Street, 8th Floor, Houston, TX, 77002, Attention of Debra Harris (Telecopy No. (713) 216-4651);

(iv)                              if to the Swingline Lender, to it Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, IL 60603, Attention of Mi Y Kim -  Agency Services (Telecopy No. (312) 732-4864), with a copy to JPMorgan Chase Bank, 707 Travis

Street, 8th Floor, Houston, TX, 77002, Attention of Debra Harris (Telecopy No. (713) 216-4651); and

(v)                                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and that in all instances notices and communications by electronic mail must be promptly followed by notice by another approved written medium.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.03                          Payment of Expenses, Indemnities, Etc.

(a)                                  The Borrower agrees:

(i)                                     whether or not the transactions hereby contemplated are consummated, to pay all reasonable out-of-pocket expenses of the Agents and the Arrangers in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agents and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement (including in connection with any workout, restructuring or similar negotiation) of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Agents, the cost of environmental audits, surveys and appraisals conducted pursuant to this Agreement, the reasonable fees and disbursements of one special counsel and not more than one local counsel in each applicable jurisdiction for the Agents and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Agents and any of the Lenders and other outside consultants); and promptly reimburse the Agents for all amounts expended, advanced or incurred by the Agents or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation all costs and expenses of foreclosure;

(ii)                                TO INDEMNIFY THE AGENTS AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED

PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO AND WHETHER OR NOT ASSERTED BY ANY THIRD PARTY OR A LOAN PARTY) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY OF THE LOANS OR LETTERS OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF HOLDINGS AND ITS SUBSIDIARIES, (IV) THE FAILURE OF THE BORROWER OR ANY GUARANTOR TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, OR (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S), (VIII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY; AND

(iii)                            TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, HOLDINGS OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION THE TREATMENT OR DISPOSAL OR OTHER RELEASE OF HAZARDOUS MATERIALS ON, AT, UNDER OR FROM ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY ANY COMPANY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO SUCH COMPANY, (III) DUE TO PAST OWNERSHIP BY ANY COMPANY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS MATERIALS ON, AT, UNDER OR FROM ANY OF THE PROPERTIES OWNED OR OPERATED BY HOLDINGS OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION RELATING TO ANY COMPANY; PROVIDED, HOWEVER, NO INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 12.03(a)(iii) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL ACTS OF AN

AGENT OR ANY LENDER WHETHER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE) OR OTHERWISE.

(b)                                 No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld.

(c)                                  In the case of any indemnification hereunder, the applicable Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand; provided that, if the Borrower provides a defense, the Indemnified Party shall bear its own cost of other defense unless there is a conflict between the Borrower and such Indemnified Party.

(d)                                  THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

(e)                                  The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Loans and shall continue thereafter in full force and effect.

(f)                                    The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

(g)                                 To the fullest extent permitted by applicable Governmental Requirements, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 12.04                          Waivers; Amendments.

(a)                                  Generally. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 12.04, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Required Consents. Subject to Sections 12.04(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Instrument) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Majority Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)                                  forgive or reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon (other than interest at the Post-Default Rate), or forgive or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)                               (A) postpone the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 3.01(b), (B) postpone the date for payment of any reimbursement obligation with respect to a LC Disbursement or any interest or fees payable hereunder, (C) forgive or reduce the amount of, waive or excuse any such payment (other than waiver of interest at the Post-Default Rate), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Credit Termination Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)                              increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)                                 permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)                              release one or more Guarantors from their Guarantee (except as expressly provided in Article XIII), if such release is in respect of a material portion of the value of the Guarantees to the lenders, without the written consent of each Lender;

(vii)                           release all or substantially all of the Collateral from the Liens under the Security Instruments or alter the relative priorities of the Secured Obligations entitled to the Liens under the Security Instruments, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Majority Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Instruments);

(viii)                        change Section 4.02 in a manner that would alter the pro rata sharing of payments or set-offs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, without the written consent of each Lender directly affected thereby;

(ix)                                change any provision of this Section 12.04(b) or Section 12.04(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Majority Lenders);

(x)                                   change the percentage set forth in the definition of “Majority Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)                                change the application of prepayments as among or between Classes under Section 2.08(g), without the written consent of the Majority Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Majority Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made, if any, is not changed and, if additional Classes of Term Loans under this Agreement consented to by the Majority Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.08(g));

(xii)                             change or waive any provision of Article XI as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiii)                          change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank; or

(xiv)                         change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender;

provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans may not be effected without the written consent of the Administrative Agent.

(c)                                  Collateral. Without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Governmental Requirements.

(d)                                 Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 12.04(b), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 5.04(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment Agreement; provided that the failure of any such non-consenting Lender to execute an Assignment Agreement shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 12.05                          [RESERVED].

Section 12.06                          Successors and Assigns; Assignments and Participations.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a given Class of Loans to a Lender holding such Class of Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender; and

(C)                                the Issuing Bank and the Swingline Lender, provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million or, in the case of Term Loans, $1.0 million unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 payable by the Assignee unless such parties otherwise agree; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.06, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment Agreement the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.06, 5.02, 5.03 and 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Agents, the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.01(c)(iii), 2.03(d) or (e), 4.04 or the last paragraph of Article XI, the Administrative Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant clause (i), (ii) or (iii) of the proviso to Section 12.04(b) and (2) directly affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.06, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05(a) as though it were a Lender, provided such Participant shall be subject to Section 4.05(b) as though it were a Lender.

(d)                                 A Participant shall not be entitled to receive any greater payment under Section 4.06 or 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except where entitlement to greater payments results from a Change in Law after such Participant became a Participant), unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.06(e) as though it were a Lender.

(e)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)                                    The Borrower, at its sole expense and upon receipt of written notice from the relevant Lender, agrees to issue Note(s) to any Lender requiring Note(s) to facilitate transactions of the type described in this Section 12.06.

Section 12.07                          Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of such Loan Document  or any other Loan Document.

Section 12.08                          Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 12.09                          [RESERVED]

Section 12.10                          Survival. The obligations of the parties under Section 4.06, Article V, the last paragraph of Article XI and Sections 12.03 and 12.15 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.11                          Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.12                          No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 12.13                          Governing Law; Submission to Jurisdiction.

(a)                                  THIS AGREEMENT AND THE NOTES (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE THE ADMINISTRATIVE AGENT OR ANY LENDER FROM OBTAINING JURISDICTION OVER THE BORROWER OR ANY GUARANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                                  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS (IN SECTION 12.02), SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.

(d)                                  NOTHING HEREIN SHALL AFFECT THE RIGHT OF  THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION, INCLUDING WITHOUT LIMITATION THE COMMENCEMENT OF ENFORCEMENT PROCEEDINGS UNDER THE LOAN DOCUMENTS IN ALL APPLICABLE JURISDICTIONS.

(e)                                  THE BORROWER, EACH GUARANTOR AND EACH LENDER HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (IV) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.13.

Section 12.14                          Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.14. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter  by the indicated weekly rate ceiling from time to time in effect.

Section 12.15                          Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either of the Agents, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Solely with respect to this Section 12.15, the parties hereto acknowledge and agree that to the extent Information includes any information relating to any agreement between any Loan Party and Pizza Hut, Inc. and to the extent required under such agreement, this Section 12.15 inures to the benefit of Pizza Hut, Inc., a California corporation, as a third party beneficiary.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.15(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER

AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.16                          USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

Section 12.17                          Obligations Absolute. To the fullest extent permitted by applicable Governmental Requirements, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)                                  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)                                 any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)                                 any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                                  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                                    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

ARTICLE XIII

Guarantee

Section 13.01                          The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 13.02                          Obligations Unconditional. The obligations of the Guarantors under Section 13.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Governmental Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                                     at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)                                 the release of any other Guarantor pursuant to Section 13.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 13.03                          Reinstatement. The obligations of the Guarantors under this Article XIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 13.04                          Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debt of any Loan Party permitted pursuant to Section 9.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Debt.

Section 13.05                          Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02) for purposes of Section 13.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

Section 13.06                          Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XIII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 13.07                          Continuing Guarantee. The guarantee in this Article XIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 13.08                          General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 13.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 13.09                          Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Capital Securities or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is the Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 12.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Instrument and, in the case of a sale of all or substantially all of the Capital Securities of the Transferred Guarantor, the pledge of such Capital Securities to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 13.09 in accordance with the relevant provisions of the Security Instruments, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 13.10                          Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 13.04. The provisions of this Section 13.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	NPC INTERNATIONAL, INC.

	By:	/s/ James K. Schwartz
		Name:	James K. Schwartz
		Title:	President, Chief Executive Officer
and Chief Operating Officer

GUARANTORS:	NPC MANAGEMENT, INC.

	By:	/s/ James K. Schwartz
		Name:	James K. Schwartz
		Title:	President

NPC ACQUISITION HOLDINGS, LLC

	By:	/s/ Robert F. End
		Name:	Robert F. End
		Title:	Chairman and Chief
Executive Officer

NPC ACQUISITION FINANCE CORP.

	By:	/s/ Robert F. End
		Name:	Robert F. End
		Title:	Chairman and Chief
Executive Officer

LENDER, Administrative Agent,	JPMORGAN CHASE BANK, N.A.
Collateral Agent, Issuing Bank
and Swingline Lender:
	By:	/s/ Tom Kozlark
		Name:	Tom Kozlark
		Title:	Vice President

Lending Office for Base Rate Loans
and LIBOR Loans:

SYNDICATION AGENT:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

	By:	/s/ Stephanie Vallillo
		Name:	Stephanie Vallillo
		Title:	Vice President

DOCUMENTATION AGENTS:	BANK OF AMERICA, N.A.

	By:	/s/ Bobby Ryan Oliver, Jr.
		Name:	Bobby Ryan Oliver, Jr.
		Title:	Managing Director

SUNTRUST BANK

	By:	/s/ Susan Hall
		Name:	Susan Hall
		Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION,
as Lender

By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

REGIONS BANK,
as Lender

By:	/s/ Mark Burr
	Name:	Mark Burr
	Title:	Sr. Vice President

WELLS FARGO BANK, N.A.,
as Lender

By:	/s/ James Kendrick Noble III
	Name:	James Kendrick Noble III
	Title:	Managing Director

By:	/s/ Brian J. Roach
	Name:	Brian J. Roach
	Title:	Managing Director

SUNTRUST BANK,
as Lender

By:	/s/ Susan Hall
	Name:	Susan Hall
	Title:	Managing Director

CIT LENDING SERVICES CORPORATION,
as Lender

By:	/s/ Simmon Saraf
	Name:	Simmon Saraf
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Robert L. Mendoza
	Name:	Robert L. Mendoza
	Title:	Vice President

GENERAL ELECTRIC CAPITAL
CORPORATION,
as a Lender

By:	/s/ David R. Campbell
	Name:	David R. Campbell
	Title:	ITS Duly Authorized Signatory